Exhibit 10.13

Execution Version

LOAN AGREEMENT

AMONG

THE METALS ROYALTY COMPANY INC.
as Borrower

AND

THE GUARANTORS from time to time party hereto

as Guarantors

AND

AMERICAN LIFE & SECURITY CORP.
as Lender

MADE AS OF June 1, 2026

TABLE OF CONTENTS

Article 1 INTERPRETATION		1
1.01	Definitions	1
1.02	Headings	19
1.03	Rules of Construction	19
1.04	Number	20
1.05	Accounting Principles	20
1.06	Accounting Practices	20
1.07	Currency	20
1.08	Paramountcy	20
1.09	Non-Business Days	21
1.10	Statutory and Material Agreement References	21
1.11	Determination by the Borrower	21
1.12	Schedules	21

Article 2 THE LOAN FACILITies		22
2.01	Term Loan Facility	22
2.02	Delayed Draw Term Loan Facility	22
2.03	Use of Proceeds	22
2.04	Advance under the Term Loan Facility	22
2.05	Advance under the DDTL Facility	22
2.06	OID	23
2.07	Irrevocability	23

Article 3 DISBURSEMENT CONDITIONS		23
3.01	Conditions Precedent to the Closing Date and the Advance under the Term Loan Facility	23
3.02	Conditions Precedent to the Advance under the DDTL Facility	25
3.03	Waiver	25

Article 4 PAYMENTS OF INTEREST and FEES		26
4.01	Interest on Advances	26
4.02	Default Rate	26
4.03	Calculation and Payment of Interest	26
4.04	Yield Protection; Change in Law Generally	26
4.05	No Set-Off, Deduction, etc.	27
4.06	DDTL Facility Standby Fee	28
4.07	Account of Record	28
4.08	Maximum Rate of Interest	28

Article 5 REPAYMENT		28
5.01	Mandatory Repayments	28
5.02	Voluntary Prepayments	30
5.03	Prepayment Fee	30
5.04	Application of Payment	30

Article 6 SECURITY		30
6.01	Security	30

Article 7 PLACE AND APPLICATION OF PAYMENTS		31
7.01	Place of Payment of Principal, Interest and Fees	31

Article 8 REPRESENTATIONS AND WARRANTIES		31
8.01	Representations and Warranties	31
8.02	Survival and Repetition of Representations and Warranties	38

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Article 9 COVENANTS		38
9.01	Positive Covenants	38
9.02	Financial Covenant	43
9.03	Reporting Requirements	43
9.04	Negative Covenants	46

Article 10 DEFAULT		49
10.01	Events of Default	49
10.02	Acceleration and Termination of Rights	51
10.03	Remedies Cumulative and Waivers	52
10.04	Perform Obligations	52
10.05	Third Parties	52

Article 11 COSTS, EXPENSES AND INDEMNIFICATION		52
11.01	Costs and Expenses	52
11.02	Indemnification by the Loan Parties	53
11.03	Specific Environmental Indemnification	53
11.04	Limitation of Liability	53
11.05	Exclusion	54

Article 12 TAXES		54
12.01	Taxes	54

Article 13 SUCCESSORS AND ASSIGNS		56
13.01	Successors and Assigns	56
13.02	Participations	57

Article 14 GENERAL		57
14.01	Exchange and Confidentiality of Information	57
14.02	Public Disclosure	59
14.03	No Publicity	59
14.04	Nature of Obligations under this Agreement	59
14.05	Notice	59
14.06	Governing Law	60
14.07	Judgment Currency	60
14.08	Benefit of the Agreement	61
14.09	Severability	61
14.10	Whole Agreement	61
14.11	Further Assurances	61
14.12	Waiver of Jury Trial	61
14.13	Consent to Jurisdiction	61
14.14	Time of the Essence	61
14.15	Electronic Execution	62
14.16	Counterparts	62
14.17	Delivery by Facsimile or Other Electronic Transmission	62
14.18	Term of Agreement	62
14.19	USA PATRIOT Act	62
14.20	Anti-Money Laundering Legislation	62

ii

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of June 1, 2026.

AMONG:

THE METALS ROYALTY COMPANY INC., a British Columbia corporation (hereinafter referred to as the “Borrower”)

- and -

THE GUARANTORS from time to time party hereto

- and -

AMERICAN LIFE & SECURITY CORP. (hereinafter referred to as the “Lender”)

WHEREAS the Borrower has requested the Lender to make available to it a committed non-revolving single draw senior-secured term loan facility in the principal amount of up to the Commitment, and the Lender has agreed to do so subject to and upon the terms and conditions set out herein;

AND WHEREAS the Guarantors have agreed to provide the Guarantees and other Security Documents in favour of the Lender as credit support for the Obligations;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

Article 1
INTERPRETATION

1.01	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Account” means an account as that term is defined in the Personal Property Security Act (Ontario).

“Acquisition” means (1) any transaction, or any series of related transactions, consummated after the date hereof, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, reorganization, merger, purchase of assets or otherwise, whether in a single step or transaction or series of steps or transactions, (a) acquires any Property of any Person constituting all or substantially all of such Person’s assets, (b) acquires Equity Interests of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body, (c) acquires more than 50% of the Equity Interests in any Person engaged in any business that is not managed by a board of directors or other governing body, or (d) acquires Control of any Person by contract or otherwise or (2) the entry into or acquisition of a Royalty Asset.

“Aggregate Actual Hedge Liability” means, at any time and with respect to any Person, the aggregate amount, if any, that would be payable by such Person to all counterparties under all Hedges of such Person if all such Hedges were terminated, closed out and settled on such date, determined on a net basis by counterparty after giving effect to any legally enforceable netting agreement, and only to the extent such amount constitutes a net liability of such Person.

“Advance” means the borrowing by the Borrower by way of a term loan under the Loan Facilities.

“Advance Date” means the date on which an Advance is made to the Borrower pursuant to the provisions hereof and which will be a Business Day.

“Advance Notice” means the Notice of Request for Advance substantially in the form annexed hereto as Schedule B to be delivered to the Lender by the Borrower pursuant to Article 2.

“Affiliate” has the meaning ascribed thereto in the Business Corporations Act (Ontario) and, for greater certainty, with respect to the Borrower, includes a Subsidiary of the Borrower.

“Agreement” means this loan agreement, the schedules and all amendments made hereto in accordance with the provisions hereof as amended, revised, replaced, supplemented or restated from time to time.

“Anti-Corruption Laws” means any Applicable Law applicable to any Loan Party relating to anti-money laundering, bribery or corruption, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Law, including the Criminal Code, R.S.C., 1985, c. C-46 and the Corruption of Foreign Public Officials Act, S.C. 1998, c. 34, the Foreign Corrupt Practices Act of 1977, 15 U.S.C. § 78dd-1, et seq., the Bribery Act 2010, c. 23, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the Anti-Corruption Act (as amended), the Proceeds of Crime Act (as amended), the Terrorism Act (as amended) and the Anti-Money Laundering Regulations (as amended).

“Applicable Law” means, in respect of any Person, property, transaction, event or other matter, as applicable, all domestic and foreign laws, rules, statutes, regulations, treaties, orders, judgments and decrees and, to the extent they have the force of law, all official directives, rules, guidelines, orders, policies and other requirements of any Governmental Authority (collectively the “Law”) and will also include any interpretation of the Law or any part of the Law by any Person having jurisdiction over it or charged with its administration or interpretation in each case having the force of law relating or applicable to such Person, property, transaction, event or other matter.

“Applicable Rate” means the following rates:

Period	Rate per annum
Closing Date to the day prior to the 12 month anniversary of Closing Date	9.0%
12 month anniversary of Closing Date to day prior to the 18 month anniversary of Closing Date	11.0%
18-month anniversary of Closing Date to the day prior to the 24 month anniversary of Closing Date	13.0%
24 month anniversary of Closing Date to the day prior to the 30 month anniversary of Closing Date	15.0%
30 month anniversary of Closing Date onwards	17.0%

“Applicable Order” means any applicable domestic or foreign order, directive, judgment, injunction, award or decree made by any court of competent jurisdiction or Governmental Authority.

“Arm’s Length” has the meaning specified in the definition of “Non-Arm’s Length”.

“Auditor” means Ernst & Young LLP or any other nationally recognized chartered or public accountants.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means The Metals Royalty Company Inc. and includes its successors and permitted assigns.

“Borrower’s Counsel” means the firm of Cassels Brock & Blackwell LLP or such other firm or firms of legal counsel as the Borrower may from time to time designate.

“Business” means the business of purchasing or otherwise acquiring Royalty Assets and ancillary business directly related thereto.

“Business Day” means a day on which banks are generally open for business in Toronto, Ontario, Vancouver, British Columbia and Calgary, Alberta.

“Call Premium” means, in respect of an amount of the Principal Amount being repaid or prepaid, an amount equal to the Call Premium Multiplier times the Principal Amount being repaid or prepaid.

“Call Premium Multiplier” means an amount as follows:

The first day following the 24 month anniversary of the Closing Date to and including the 27 month anniversary of the Closing Date	5.00%
The first day following the 27 month anniversary of the Closing Date to and including the 30 month anniversary of the Closing Date	6.00%
The first day following the 30 month anniversary of the Closing Date to and including the 33 month anniversary of the Closing Date	7.00%
The first day following the 33 month anniversary of the Closing Date to and including the 36 month anniversary of the Closing Date	8.00%

provided that should any of the Principal Amount remain outstanding past the 36 month anniversary of the Closing Date, the Call Premium Multiplier shall continue to increase by 1.00% on the first day following each 3 month anniversary of the Closing Date (including for certainty, the first day following the 36 month anniversary of the Closing Date).

“Canadian Benefit Plan” means any employee benefit plan maintained or contributed to by the Borrower or any Subsidiary in virtue of a legal obligation to maintain or contribute to such a plan that is not a pension plan accepted for registration under the Tax Act or other applicable pension benefits or tax laws of Canada or a province or territory thereof including, without limitation, all profit-sharing, savings, supplemental retirement, retiring allowance, severance, deferred compensation, welfare, bonus, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Borrower or any Subsidiary employed in Canada participate or are eligible to participate, but excluding all stock option or stock purchase plans.

“Canadian Dollars” means the lawful money of Canada.

“Canadian Guarantor” means, as of the Closing Date, TMCR Operations Inc.

“Canadian Pension Plan” means any plan, program, arrangement or understanding that is a pension plan for the purposes of any applicable pension benefits or tax laws of Canada or a province or territory thereof (whether or not registered under any such laws) which is maintained, administered or contributed to by the Borrower or any other Subsidiary in respect of any person’s employment in Canada or a province or territory thereof with the Borrower or any other Subsidiary, and all related funding agreements, agreements, arrangements and understandings in respect of, or related to, any benefits to be provided thereunder or the effect thereof on any other compensation or remuneration of any employee.

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures by the Borrower and its Subsidiaries during such period that are capitalized in accordance with IFRS, but excluding, without duplication, (a) Permitted Acquisitions, (b) expenditures financed with the proceeds of Permitted Debt, (c) expenditures made with condemnation awards or other casualty recoveries, (d) capitalized interest, deferred financing costs and other non-cash amounts, (e) expenditures funded with the proceeds of Equity Interests, and (f) leasehold improvement expenditures, maintenance capital expenditures and replacement expenditures incurred in the ordinary course of business.

“Capitalized Leases” means, as to any Person, all lease obligations of such Person that are required to be capitalized on a balance sheet of such Person in accordance with IFRS.

“Cash Equivalents” means, at any time:

(a)	any direct obligation of (or unconditionally guaranteed by) the government of Canada or a province thereof or the United States of America or a state thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of Canada, the United States of America or such state or province) maturing not more than one year from the time of acquisition;

(b)	commercial paper maturing not more than two hundred and seventy (270) days from the date of issue, which is issued by a corporation (other than an Affiliate of any Loan Party) organized under the laws of any state of the United States of America or any province of Canada and rated A-1 or higher by S&P or P-1 or higher by Moody’s or the equivalent thereof from Dominion Bond Rating Service Inc.;

(c)	any certificate of deposit, time deposit or bankers’ acceptance, maturing not more than one year after its date of issuance, which is issued by any bank organized under the laws of Canada, or the United States of America (or any state thereof), and which has (x) a credit rating of P-1 or higher from Moody’s or A-1 or higher from S&P or the equivalent thereof from Dominion Bond Rating Service Inc. and (y) a combined capital and surplus greater than US$500,000,000;

(d)	any repurchase agreement having a term of thirty (30) days or less entered into with any commercial banking institution satisfying the criteria set forth in clause (c) (i), which:

(i)	is secured by a fully perfected security interest in any obligation of the type described in clause (a), and

(ii)	has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; and

(e)	any money market mutual fund with a daily right of redemption and a net asset value of Cdn$1.00 or US$1.00, as the case may be, per share, substantially all the assets of which are comprised of investments of the types described in the preceding clauses (a) through (d).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following after the Closing Date: (a) the acquisition by a Person or group of Persons acting jointly or in concert of voting control or direction over 50% or more of the outstanding voting shares of the Borrower; (b) the consolidation or merger of the Borrower with or into another Person as a result of which the holders of the voting shares of the Borrower immediately prior to such transaction, directly or indirectly, hold less than 50% of voting control or direction over the Person carrying on the business of the Borrower following such transaction; (c) any Person or group of Persons acting jointly or in concert (within the meaning of such phrase in NI 62-104) succeed in having a sufficient number of nominees elected to the board of directors such that those nominees, when added to any existing director remaining on the board of directors of the Borrower who is a nominee of such Person, will constitute a majority of the board of directors of the Borrower; or (d) the sale, assignment, transfer or other disposition of all or substantially all of the Consolidated assets of the Borrower relating to the Royalty Assets to another Person in which the holders of the voting shares of the Borrower immediately prior to such transaction, directly or indirectly, hold less than 50% of voting control or direction over the other Person following such transaction.

“Closing Date” means June 1, 2026.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all Property of the Loan Parties that is subject to the Encumbrances granted under the Security Documents.

“Commitment” means the maximum amount of the Advances which the Lender has committed to make as set forth in Schedule A to this Agreement, which for greater certainty will be reduced by the amount of any permanent prepayments or reductions required or made hereunder.

“Commodity Purchase Contracts” means the metal or other mineral purchase contracts entered into or acquired from time to time by any Loan Party pursuant to which the relevant Loan Party has the right to purchase metals or other minerals extracted or derived from a mine or other source of minerals or processed by a processing facility (or based on or by reference to the production from a particular mine or processing facility), and “Commodity Purchase Contract” means any of the Commodity Purchase Contracts.

“Compliance Certificate” means the certificate required pursuant to Section 9.03(4) of this Agreement, substantially in the form annexed as Schedule D and signed by a senior officer of the Borrower.

“Consent and Acknowledgment Agreement” means a consent and acknowledgment agreement substantially in the form attached as Schedule E.

“Consolidated” means produced by aggregating the relevant financial statements or accounts of the Subsidiaries of a Person on a line-by-line basis (i.e., adding together corresponding items of assets, liability, revenues and expenses) with the relevant financial statements or accounts of such Person, eliminating inter-company balances and transactions and providing for any minority interest in Subsidiaries, all in accordance with IFRS.

“Contingent Obligations” means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any obligation of another Person, including any guarantee, indemnity, suretyship, reimbursement obligation, keepwell, agreement to purchase or repurchase such obligation or any Property securing it, agreement to provide funds for payment or support of such obligation, or other arrangement having the economic effect of assuring payment or performance of such obligation, but excluding endorsements for collection or deposit in the ordinary course of business.

“DDTL Commitment” means the aggregate Commitment for the DDTL Facility as set forth in Schedule A to this Agreement.

“DDTL Facility” has the meaning set forth in Section 2.02(1) of this Agreement.

“DDTL Termination Date” has the meaning set forth in Section 2.05(1) of this Agreement.

“Debt” means: (a)  all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services except deferred compensation, trade payables and accrued expenses incurred in the ordinary course of business, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement (other than operating leases) with respect to property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases determined as the capitalized amount thereof, (f) the undrawn amount of all letters of credit, letters of guarantee, performance bonds and similar instruments issued on behalf of such Person, all reimbursement obligations with respect thereto, and the full face amount of all bankers’ acceptances issued by or on behalf of such Person, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any partnership or shareholder or other Equity Interests of such Person or in any other Person, to the extent such obligation would be required to be fulfilled prior to the date that is six months following the Maturity Date, (h) the Aggregate Actual Hedge Liability of such Person at the time of determination, (i) all Debt referred to in clauses (a) through (i) that are guaranteed by, or secured by the assets of, such Person, (j) any obligations of such Person under securities lending arrangements and securities repurchase or reverse repurchase agreements, and (k) any other obligation arising under arrangements or agreements that, in substance, constitute indebtedness for borrowed money of such Person. For certainty, current accounts payable, accrued expenses, liabilities, deferred Tax liabilities, and obligations incurred in the ordinary course of business which are not for borrowed money shall not be considered Debt.

“Default” means any event or condition that constitutes an Event of Default or that would constitute an Event of Default except for satisfaction of any condition subsequent required to make the event or condition an Event of Default, including giving of any notice, passage of time, or both.

“Deposit Account” means a demand, time, savings, chequing, passbook or similar account maintained with a bank or other financial institution other than an Excluded Account.

“Deposit Account Control Agreement” means each deposit account control agreement or blocked account agreement, as applicable, in form and substance reasonably satisfactory to the Lender, providing for springing dominion over each Deposit Account, executed and delivered by the applicable Loan Party, the Lender and the applicable account bank.

“Disposition” means any sale, assignment, transfer, conveyance or other disposition of any nature or kind whatsoever of any Property or of any right, title or interest in or to any Property, and the verb “Dispose” will have a correlative meaning, and for the purposes of the definition of Net Cash Proceeds, and the required mandatory prepayment with Net Cash Proceeds, “Disposition” shall include any buyback, repurchase, or similar right in respect of any Royalty Assets.

“Distributions” means, with respect to any Person, any payment, directly or indirectly, by such Person: (a) of any dividends or distributions on any Equity Interests, other than dividends or distributions payable in any Equity Interest; (b) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any Equity Interest of such Person; (c) of any other distribution (other than distributions in any Equity Interest) in respect of any Equity Interests of such Person; (d) of any principal interest, fees or other amounts owing under any Intercompany Debt, or (e) of any payment whatsoever to any Affiliate of such Person or to any director, officer or member of the management of such Person or any such Affiliate, including for certainty, any management, consulting, administrative services or other services, or any other fee or compensation or any bonus payment or comparable payment, any deferred share unit plan, restricted share unit plan or any similar stock option plan, or by way of gift or other gratuity, in each case to the extent such payments are made in cash or Debt, provided that bona fide ordinary course salary and bonuses consistent with normal business practice and which reflect the financial results of the Business of the Loan Parties and the performance of the Person being so compensated shall not be considered to be Distributions.

“Encumbrance” means, in respect of any Person, any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, hypothecation or security interest granted or permitted by such Person or arising by operation of law, in respect of any of such Person’s Property, or any Capitalized Lease of Property by such Person as lessee or any other security agreement, trust, retention of ownership or arrangement having the effect of security for the payment of any debt, liability or obligation, provided that, in no event shall an operating lease be deemed to be an Encumbrance and “Encumbrances”, “Encumbrancer”, “Encumber” and “Encumbered” will have corresponding meanings.

“Equity Interests” means, with respect to any Person, any and all shares, interests, restricted stock units, performance stock units, participations, rights in, or other equivalents (however designated and whether voting and non-voting and whether or not carrying a residual right to participate in the earnings of the Person or in the Person’s assets on liquidation or dissolution) of, such Person’s capital, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

“Equivalent Amount” means with respect to any two currencies, the amount obtained in one such currency when an amount in the other currency is converted into the first currency using the rate of exchange for such conversion as quoted by the Bank of Canada at the close of business on the Business Day that such conversion is to be made (or, if such conversion is to be made before close of business on such Business Day, then at close of business on the immediately preceding Business Day).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a US Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the US Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the US Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a US Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a US Pension Plan under, or the treatment of a US Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a US Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any US Pension Plan; (h) the determination that any US Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that is reasonably excepted to be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower or any ERISA Affiliate pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a US Pension Plan that is reasonably excepted to result in the posting of bond or security under Section 436(f)(1) of the Code.

“Event of Default” means any of the events described in Section 10.01 of this Agreement.

“Excluded Accounts” means Deposit Accounts maintained in jurisdictions other than Canada used solely for payroll purposes or solely to satisfy requirements of Applicable Law, regulatory requirements or requirements of any Governmental Authority applicable in such jurisdiction.

“Excluded Issuances” means Equity Interests issued by the Borrower, (i) the net proceeds of which are used by the Loan Parties to complete the Mesabi Royalty Acquisition (which, for greater certainty, includes the Mesabi Follow-On Acquisition) permitted pursuant to the terms of this Agreement, (ii) to directors, officers, managers, consultants, independent contractors and employees of the Loan Parties pursuant to the Loan Parties’ ordinary course compensation arrangements, or (iii) solely to satisfy withholding Tax obligations arising in connection with the exercise, vesting or settlement of equity-based compensation awards of directors, officers, managers, employees or other service providers of the Loan Parties.

“Excluded Subsidiary” means at any time: (a) any Subsidiary that is prohibited by Applicable Law, its Organizational Documents or any contractual obligation existing at the time such Subsidiary is acquired or formed from guaranteeing the Obligations or granting security in respect thereof, to the extent of such prohibition, (b) any Subsidiary in respect of which the Borrower and the Lender determine in good faith that the cost, burden, legal risk or adverse tax consequences of providing a Guarantee or granting security is excessive in relation to the practical benefit to the Lender; and (c) any other Subsidiary designated in writing by the Lender as an Excluded Subsidiary.

“Excluded Taxes” means, with respect to any Recipient, (a) any Taxes imposed on or measured by net income, any franchise Taxes and any branch Tax, branch profits Tax or any similar Tax, in each case, which are imposed or levied by any jurisdiction or any political subdivision of such jurisdiction solely as a result of such Recipient (i) being organized under the laws of such jurisdiction or any political subdivision of such jurisdiction or having its principal office or lending office in such jurisdiction, or (ii) having any other present or former connection with such jurisdiction (other than a connection arising solely from such Recipient having entered into, received payments under or performed its obligations under this Agreement), (b) any withholding Taxes imposed under FATCA and (c) any Taxes imposed as a result of the failure of the Lender to comply with the provisions of Sections 12.01(3) to 12.01(6) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any such amended or successor version), and any agreements (including any intergovernmental agreements or any laws, rules or practices implementing such intergovernmental agreements) implementing the foregoing.

“Financial Assistance” means, without duplication and with respect to any Person, (a) all loans granted by that Person and Contingent Obligations incurred by that Person for the purpose of or having the effect of providing financial assistance to another Person or Persons, including, without limitation, letters of guarantee, letters of credit, legally binding comfort letters (of the type that create a Contingent Obligation), or indemnities issued in connection therewith, endorsements of bills of exchange (other than for collection or deposit in the ordinary course of business) and obligations to make advances or otherwise provide financial assistance to any other entity, other than accounts receivable arising from sales or services rendered to that Person in the ordinary course of such Person’s business and on Arm’s Length terms and (b) all acquisitions of any Equity Interest or any other interest in a Person or investments made by that Person in another Person or Persons; provided that, an Acquisition shall not constitute Financial Assistance.

“Fiscal Quarter” means each three-month period of the Borrower’s Fiscal Year ending on March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” means the 12-month fiscal period of the Borrower ending on December 31st in any calendar year.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any Subsidiary with respect to employees employed outside of Canada and the United States (other than any governmental arrangement) including, but not limited to, the United Kingdom and the United Arab Emirates.

“Freely Transferrable Material Agreement” means a Material Agreement which in accordance with its terms but subject to compliance with any pre-existing right of first refusal, right of first offer, pre-emptive or other similar buy back right contained therein (a) an Encumbrance may be granted to the Lender pursuant to the Security Documents; and (b) may be assigned to the Lender or any other Person in connection with an enforcement of the Security Documents, in each case pursuant to its terms without the consent of the counterparty thereto and without any further action by the assignee other than the giving of notice or the entry into of a customary assumption agreement or both; or which is subject to a Consent and Acknowledgment Agreement. For the avoidance of doubt, a Material Agreement that contains no restrictions on transferability, even if it is subject to a pre-existing right of first refusal, right of first offer, pre-emptive or other similar buy back right contained therein, is a Freely Transferrable Material Agreement.

“Governmental Authority” means the government of any nation, province, territory, municipality, state or other political subdivision of any nation, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any quasi-governmental or self-regulatory organization or instrumentality exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing (which for greater certainty includes consumer protection regulators or agencies) and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Guarantee” means an unconditional and irrevocable guarantee of all of the Obligations of the Borrower under this Agreement executed and delivered by each Guarantor in form and substance satisfactory to the Lender, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Guarantor Joinder” means an agreement and acknowledgement to be bound to this Agreement that is substantially in the form attached hereto as Schedule G.

“Guarantor” means each Subsidiary (other than an Excluded Subsidiary) of the Borrower from time to time that is party to the Guarantee and that has granted Encumbrances in favour of the Lender in substantially all of its assets, and its successors and assigns and “Guarantors” means, collectively, all of them.

“Hazardous Substance” means any substance, product, waste, pollutant, material, chemical, contaminant, dangerous goods, constituent, ray, odour or other material listed, regulated, or addressed under any Requirements of Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Hedges” means any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar agreement or arrangement entered into by the Borrower or any other Loan Party and designed to protect against or mitigate the effect of fluctuations in interest rates, foreign exchange rates or the prices of commodities.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as adopted in Canada from time to time under the CPA Canada Handbook – Accounting.

“Indemnified Taxes” means Taxes, other than the Excluded Taxes.

“Information” has the meaning set forth in Section 14.01(1) of this Agreement.

“Initial Payment Date” means June 30, 2026.

“Insolvency Legislation” means legislation in any applicable jurisdiction relating to bankruptcy, insolvency, reorganization, arrangement, compromise or readjustment of debt, dissolution or winding-up, the enforcement by creditors of Encumbrances, or any similar legislation, and specifically includes, for greater certainty, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the Canada Business Corporations Act and its provincial equivalents, the Personal Property Security Act (Ontario) and its equivalent in other provinces, the Bankruptcy Code of the United States of America and territories.

“Intellectual Property” means patents, patent applications, trade-marks, trade-mark applications, trade names, service marks, copyrights, copyright registrations, trade secrets and other similar intellectual property including, without limitation, customer lists and information and business opportunities, industrial designs, integrated circuit topographies, proprietary software, proprietary information, technical data, laboratory notebooks, clinical data, priority rights, trade secrets, know-how, confidential information, inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application), technology, rights relating to social media, logos, domain names, website names and world wide web addresses, recipes and formulae and other similar intellectual property rights.

“Intercompany Debt” means, at any time, any Debt owing by a Loan Party to any other Loan Party; provided that such Debt is unsecured and subordinated on terms satisfactory to the Lender.

“Investment” in any Person means any direct or indirect (a) acquisition of any Equity Interest of such Person, or (b) loan or advance made to such Person. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property shall be valued at its fair market value at the time of such transfer. For greater certainty an Acquisition shall not be treated as an Investment.

“IRS” means the United States Internal Revenue Service.

“Judgment Conversion Date” has the meaning set forth in Section 14.07(1)(b) of this Agreement.

“Judgment Currency” has the meaning set forth in Section 14.07(1) of this Agreement.

“Leased Real Property” means the lands and premises leased by any of the Loan Parties on the Closing Date and described in Schedule 8.01(9) (as updated from time to time in accordance with this Agreement) and includes lands and premises leased by any of the Loan Parties after the date hereof.

“Lender” means American Life & Security Corp., and includes its successors and permitted assigns.

“Lender’s Counsel” means the firm of Torys LLP or such other firm of legal counsel as the Lender may from time to time designate and any and all local agent counsel retained by Torys LLP for and on behalf of the Lender.

“Loan Documents” means this Agreement, the Guarantees, the Security Documents and all present and future agreements delivered by any Loan Party to the Lender pursuant to, or in respect of the agreements referred to in this definition, in each case as the same may be supplemented, amended or restated from time to time, and “Loan Document” will mean any one of the Loan Documents.

“Loan Facilities” means, collectively, the Term Loan Facility and the DDTL Facility.

“Loan Parties” means, collectively, the Borrower and each Guarantor, and “Loan Party” means any one of the Loan Parties, as applicable.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X.

“Material Adverse Effect” means (a) a material adverse effect on the business, results of operations, properties, assets, or financial condition of the Borrower on a Consolidated basis; (b) an adverse effect on the legality, validity or enforceability of any of the Loan Documents which could reasonably be considered material having regard to the Loan Documents considered as a whole; (c) a material adverse effect on the ability of the Loan Parties as a whole to pay any of their debts and liabilities when due or perform any other material obligations under any of the Loan Documents; or (d) a material adverse effect on the right, entitlement or ability of the Lender to enforce its rights or remedies under any of the Loan Documents.

“Material Agreements” means each agreement entered into by a Loan Party which:

(a)	is listed on Schedule 8.01(14) attached hereto;

(b)	if not complied with or terminated, could reasonably be expected to have a Material Adverse Effect;

(c)	is a Royalty Asset; or

(d)	is necessary for the business of a Loan Party and is not replaceable in the commercial marketplace on commercially reasonable terms.

“Material Licenses” means, collectively, each license, permit or approval issued by any Governmental Authority, or any applicable stock exchange or securities commission, to any Loan Party as outlined on Schedule 8.01(14), which is material to the Business of the Loan Parties, taken as a whole.

“Maturity Date” means the date falling on the 36-month anniversary of the Closing Date or, if such date is not a Business Day, then the immediately preceding Business Day.

“Mesabi Management’s Forecast” means, (i) for the fist 12 months following the Closing Date, the amount shown in Schedule H hereto, and (ii) thereafter, the annual production forecast delivered pursuant to the Mesabi Royalty Agreement.

“Mesabi Closing Acquisition” means the proposed acquisition by the Loan Parties of the purchase of a 1.00% gross overriding revenue royalty on minerals mined at the DR Grade iron ore pelletization plant and mine in Nashwauk Minnesota as defined in Mesabi Royalty Purchase Agreement.

“Mesabi Follow-On Acquisition” means the proposed acquisition of the Option Royalty Interest (as defined in the Mesabi Royalty Purchase Agreement).

“Mesabi Forecasted Revenue” means, for a Fiscal Quarter, the amount of revenue forecasted to be received by the Loan Parties for such Fiscal Quarter pursuant to the Mesabi Royalty Agreement as calculated based on projected production for such Fiscal Quarter contained in the Mesabi Management’s Forecast and the floor price provided for in the Mesabi Royalty Agreement.

“Mesabi Option Deposit Amount” means an amount equal to $3,108,808.29.

“Mesabi Royalty Acquisition” means, collectively, the Mesabi Closing Acquisition and the Mesabi Follow-On Acquisition.

“Mesabi Royalty Agreement” means any agreement or agreements evidencing or governing the royalty or similar economic interest acquired or to be acquired pursuant to the Mesabi Closing Acquisition or the Mesabi Follow-On Acquisition, including the royalty interest in respect of minerals mined at the DR Grade iron ore pelletization plant and mine in Nashwauk, Minnesota, together with all amendments, supplements, modifications, replacements, renewals and restatements thereof, including, for certainty, (i) the Mesabi Royalty Purchase Agreement, (ii) any conveyance(s) of royalty interests entered into in connection with the Mesabi Royalty Purchase Agreement, including any conveyance made by Ironclad Royalties LLC to TMCR USA Operations Inc.; and (iii) any royalty payment direction agreement(s) entered into in connection with the Mesabi Royalty Purchase Agreement, including any royalty payment direction agreements made among Mesabi Metallics Company LLC, Ironclad Royalties LLC, and TMCR USA Operations Inc., Mesabi Land 1 LLC, and Miranda Mineral Resources, LLC.

“Mesabi Royalty Purchase Agreement” means the royalty purchase agreement dated May 6, 2026 between TMCR USA Operations Inc., the Borrower, Ironclad Royalties LLC, and Mesabi Investments (USA) LLC.

“Moody’s” means Moody’s Investor Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions, or with respect to which the Borrower or any ERISA Affiliate has any liability (actual, contingent or otherwise).

“Multiple Employer Plan” means a US Plan with respect to which the Borrower or any ERISA Affiliate is, or during the preceding five years was, a contributing sponsor, and that has or had two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means: (a) in connection with any Permitted Disposition or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds actually received from deferred payments of principal pursuant to a note, a receivable or otherwise), net of legal fees, accountants’ fees, investment banking fees, and other customary fees and expenses actually incurred in connection therewith and net of taxes paid (after taking into account any available tax credits or deductions and any tax sharing arrangements); and (b) in connection with any issuance or sale of Equity Interests or any incurrence of Debt, the cash proceeds received from such issuance or incurrence, net of legal fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Arm’s Length” and similar phrases have the meaning attributed thereto for the purposes of the Tax Act; and “Arm’s Length” will have the opposite of such meaning.

“NORI Royalty Agreement” means any agreement or agreements evidencing or governing the royalty or similar economic interest held by the Borrower or any other Loan Party in respect of the polymetallic nodule project located in the Clarion Clipperton Zone in the Pacific Ocean, together with all amendments, supplements, modifications, replacements, renewals and restatements thereof.

“Obligations” means, with respect to any Loan Party all of its present and future indebtedness, liabilities and obligations of any and every kind, nature or description whatsoever (whether direct or indirect, joint or several or joint and several, absolute or contingent, matured or unmatured, in any currency and whether as principal debtor, guarantor, surety or otherwise, including without limitation any interest that accrues thereon after or would accrue thereon but for the commencement of any case, proceeding or other action, whether voluntary or involuntary, relating to the bankruptcy, insolvency or reorganization whether or not allowed or allowable as a claim in any such case, proceeding or other action) to the Lender and each of them under, in connection with, relating to or with respect to each of the Loan Documents.

“Option Exercise Period” has the meaning given to such term in the Mesabi Royalty Purchase Agreement.

“Organizational Documents” means, with respect to any Person, such Person’s articles, memorandum and articles of association or other charter documents, by-laws, unanimous shareholder agreement, management agreement, partnership agreement, joint venture agreement, operating agreement, constitution, certificate(s) of registration, certificate of incorporation, trade certificate, limited liability company agreement or trust agreement, as applicable, and any and all other similar agreements, documents and instruments relative to such Person, setting forth matters relating to the governance of such Person, including the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Equity Interests of such Person.

“Other Commodity Agreements” means agreements, other than Commodity Purchase Contracts or Royalty Agreements, providing for the acquisition of an interest in metals or minerals, including, without limitation, net profit interests and synthetic joint venture agreements.

“Owned Real Property” means the real property owned by any of the Loan Parties on the Closing Date and legally described in Schedule 8.01(9) (as updated from time to time in accordance with this Agreement) and includes real property acquired by any of the Loan Parties after the date hereof, but excludes any royalty, streaming, or similar interests in minerals or production, regardless of how characterized under Applicable Law.

“Participant” has the meaning set forth in Section 13.02(1) of this Agreement.

“Participant Register” has the meaning given to such term in Section 13.02(2).

“Payment Date” means (i) the Initial Payment Date, and (ii) thereafter, the last Business Day of each calendar month.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Principal Amount” means at any time the aggregate principal amount of the Advances then outstanding.

“Permitted Acquisition” means an Acquisition that meets the following criteria:

(a)	the business of the Person being Acquired or the assets being Acquired are used in or related to the Business,

(b)	the Borrower has provided to the Lender a certificate certifying and demonstrating that after giving effect to the Acquisition, the Borrower will continue to be in compliance with the financial covenant set forth in Section 9.02;

(c)	such Acquisition will not result in a Change of Control;

(d)	the Property being Acquired is located in, or the Person being Acquired is formed in, or the Royalty Asset is governed by and relates to mining projects located in, a Permitted Jurisdiction; and

(e)	such Acquisition complies with Section 9.01(14), including the additional collateral and security requirements set out therein.

“Permitted Debt” means:

(a)	the Obligations;

(b)	Permitted Hedges;

(c)	Debt in respect of Purchase Money Security Interests and Capitalized Leases in an aggregate amount not exceeding US$1,000,000 at any time;

(d)	Intercompany Debt;

(e)	Permitted Subordinated Debt;

(f)	Debt in respect of Service Agreements incurred in the ordinary course of business;

(g)	unsecured Debt in an aggregate amount not exceeding US$100,000 at any time; and

(h)	other Debt expressly consented to by the Lender in writing from time to time, provided that the Borrower shall provide the Lender with the right of first offer to provide any additional Debt proposed to be incurred by the Borrower.

“Permitted Disposition” means any Disposition by a Loan Party that satisfy one of the following:

(a)	such Disposition is of any of its Property to any other Loan Party;

(b)	such Disposition is of any of its Property that is worn-out, scrap, obsolete or unused and that is not material in the aggregate;

(c)	such Disposition is of any of its Property for fair market value for cash or Cash Equivalents and for which the aggregate gross proceeds do not exceed US$1,000,000 in aggregate for all Loan Parties in any Fiscal Year, provided that (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) at the time any such Disposition is effected, the Borrower is in compliance with the requirements of Section 5.01(6), and (iii) such Disposition does not include (x) any Equity Interests of any Loan Party unless such Disposition is of 100% of the Equity Interests of such Loan Party, or (y) any intellectual property that is necessary or material to the Business of the Loan Parties;

(d)	Dispositions of Royalty Assets, provided that (i) such Disposition complies with Section 9.04(15), (ii) the Lender may request, acting reasonably, such information in connection with such Disposition as it may reasonably require, including any third-party valuation or fairness opinion, and (iii) the Net Cash Proceeds thereof are used to make a mandatory prepayment in accordance with Section 5.01(6); and

(e)	such Dispositions are of any of its Property that is expressly consented to by the Lender in writing from time to time.

“Permitted Distributions” means:

(a)	Distributions paid by (i) any Loan Party to the Borrower, or (ii) any Loan Party, other than the Borrower, to another Loan Party; and

(b)	other Distributions expressly consented to by the Lender in writing from time to time.

“Permitted Encumbrances” means, with respect to any Person, each of the following Encumbrances:

(a)	any Encumbrance created by operation of law in the ordinary course of business which has not at any relevant date been registered in accordance with Applicable Law against any Loan Party, which relates to obligations which are not yet due, which does not secure any Debt and which, in the aggregate, does not affect in a material way the use, the income or the benefits flowing from the property affected by the said Encumbrance; and any Encumbrance resulting from judgments or decisions from which the relevant Loan Party has, at the relevant date, made an appeal or in respect of which it has sought revision and obtained a suspension of execution pending the appeal or the revision;

(b)	any Encumbrance for taxes, rates, assessments, utilities or governmental charges or levies (i) not at the time due and delinquent or (ii) which are due and delinquent but the validity of which is being contested in good faith at the time and in respect of which the relevant Loan Party shall have set aside on its books reserves deemed to be adequate therefor and not resulting in a qualification by the Auditors;

(c)	any Encumbrance securing the claim of a materialman, mechanic, carrier, warehouseman or landlord for labor, materials, supplies or rentals incurred in the ordinary course of business, but only if the indebtedness secured by them is not yet in arrears and foreclosure, distraint, sale or other similar proceedings shall not have been commenced;

(d)	any Encumbrance consisting of a deposit or pledge made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(e)	any right of a municipality, governmental body or other public authority pursuant to any lease, license, franchise, grant or permit obtained by any Loan Party, or any right resulting from a legislative provision, to terminate such lease, license, franchise, grant or permit, or requiring an annual or periodic payment as a condition of its extension;

(f)	any Encumbrance granted by any Loan Party to a public body, or to a municipal or governmental authority or public utility or which may be imposed by one or the other, when required by such body or authority with respect to the operations of such Loan Party or in the ordinary course of its business;

(g)	(i) minor title defects; (ii) reservations, limitations, provisos and conditions expressed in any original grants of real or immovable property; (iii) restrictions, easements, covenants, rights-of-way, servitudes or other similar rights in land (including without limitation such rights granted in favour of municipal authorities or public utilities) granted to or reserved by other Persons; (iv) servicing, development, site plan or other agreements with Governmental Authorities pertaining to the development of real property; (v) Encumbrances consisting of restrictions on certain dispositions of assets contained in municipal or industrial revenue bonds issued by the Borrower or any Loan Party, and (vi) registered agreements with municipalities or public utilities, which, in the aggregate for all of subparagraphs (i) to (vi) hereof, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Loan Party;

(h)	any Encumbrances granted by a Loan Party in respect of Purchase Money Security Interests and Capitalized Leases, provided that the aggregate outstanding amount of Debt secured thereby or arising thereunder shall not exceed US$1,000,000;

(i)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Encumbrance referred to in this definition; provided that such extension, renewal or replacement Encumbrance shall be limited to all or a part of the property which secured the Encumbrance so extended, renewed or replaced (plus improvements on such property);

(j)	rights of set-off and any cash collateral Encumbrances granted by a Loan Party in each case in respect of Service Agreements, provided that such cash collateral shall not exceed a maximum of US$300,000;

(k)	such other Encumbrances as agreed to in writing by the Lender in accordance with this Agreement; and

(l)	Encumbrances in favour of the Lender.

“Permitted Financial Assistance” means:

(a)	Financial Assistance by the Borrower or any Loan Party to any other Loan Party; and

(b)	other Financial Assistance expressly consented to by the Lender in writing.

“Permitted Hedge” means any Hedge consented to in writing by the Lender.

“Permitted Investments” means:

(a)	Investments in cash and Cash Equivalents;

(b)	Investments in Loan Parties;

(c)	Investments made by the Loan Parties in an aggregate amount not at any time to exceed $250,000 per Fiscal Year;

(d)	other Investments consented to by the Lender in writing,

provided that no Default or Event of Default has occurred and is continuing at the time any such Investment is made or would reasonably be expected to occur as a result of making such Investment.

“Permitted Jurisdiction” means any jurisdiction other than a Sanctioned Jurisdiction.

“Permitted Subordinated Debt” means Debt (i) that is unsecured, (ii) that is subordinated to the Obligations pursuant to a postponement and subordination agreement in form and substance satisfactory to the Lender, (iii) the aggregate principal amount of which does not exceed US$135,000,000, and (iv) 100% of the net proceeds of which are used to fund the Mesabi Follow-On Acquisition.

“Person” is to be broadly interpreted and will include an individual, a corporation, a limited liability company, an unlimited liability company, an exempted company, a special economic zone company, a partnership, a trust, an incorporated organization, a joint venture, financial institution, the government of a country or any political subdivision of a country, or an agency or department of any such government, any other Governmental Authority and the executors, administrators or other legal representatives of an individual in such capacity.

“Prepayment Fee” means a fee payable by the Borrower to the Lender in accordance with Section 5.03(1) of this Agreement, calculated as the Prepayment Multiple times the Principal Amount being repaid or prepaid, less all interest and OID previously paid by the Borrower to the Lender in respect of such Principal Amount being repaid or prepaid.

“Prepayment Multiple” means (i) until the date that is 12 months following the Closing Date, 0.15, (ii) from the date that is 12 months following the Closing Date until the date that is 24 months following the Closing Date, 0.30.

“Property” means, with respect to any Person, all or any portion of its undertaking, property and assets, both real and personal, tangible and intangible, including, for greater certainty, any Equity Interest in any other Person, the Owned Real Property and the Leased Real Property.

“Purchase Money Security Interest” means an Encumbrance created or assumed by any Loan Party securing Debt incurred to finance the unpaid acquisition price (including any installation costs or costs of construction) of Property provided that (a) such Encumbrance is created substantially concurrently with the acquisition of such Property, (b) such Encumbrance does not at any time Encumber any Property other than the Property and the proceeds thereof financed or refinanced (to the extent the principal amount is not increased) by such Debt, (c) the amount of Debt secured thereby is not increased subsequent to such acquisition, and (d) the principal amount of Debt secured by any such Encumbrance at no time exceeds 100% of the original purchase price of such Property at the time it was acquired, installed or constructed and for the purposes of this definition the term “acquisition” will include a Capitalized Lease and the term “acquire” will have a corresponding meaning.

“Recipient” means (a) the Lender or (b) the Lender, as applicable.

“Recovery Event” means any settlement of or payment to any Loan Party or any of its Subsidiaries in respect of any property or casualty insurance claim relating to any asset of any Loan Party or any of its Subsidiaries.

“Register” has the meaning given to such term in Section 4.07.

“Related Persons” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates, and “Related Person” means any one of them.

“Release” means a “release” of a Hazardous Substance.

“Relevant Jurisdiction” means, from time to time, with respect to any Loan Party, such Loan Party’s jurisdiction of formation, registered office and chief executive office or chief place of business and, for greater certainty, at the Closing Date, includes the jurisdictions set forth in Schedule 8.01(13).

“Repayment Notice” means a notice delivered by the Borrower to the Lender advising the Lender of the Borrower’s intention to repay all or any part of the Principal Amount that is substantially in the form attached hereto as Schedule C.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Requirements of Environmental Law” means all applicable requirements of the common law or of statutes, regulations, by-laws, ordinances, treaties, judgments and decrees, and (to the extent that they have the force of law) rules, policies, guidelines, orders, approvals, notices, permits and directives of any applicable federal, territorial, provincial, state, regional, municipal or local judicial, regulatory or administrative agency, board or other Governmental Authority in any jurisdiction in which any Loan Party has operations or assets relating to environmental or occupational health and safety matters (as they relate to exposure to a Hazardous Substance) and the assets and undertaking of any Loan Party and the intended uses thereof in connection with such matters, including but not limited to, all such requirements relating to: (a) the protection, preservation or remediation of the natural environment (the air, land, surface water or groundwater); (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (c) consumer, occupational or public safety and health (as they relate to exposure to a Hazardous Substance); and (d) Hazardous Substances or conditions (matters that are prohibited, controlled or otherwise regulated, such as contaminants, pollutants, toxic substances, dangerous goods, wastes, hazardous wastes, liquid industrial wastes, hazardous materials, petroleum and other materials such as urea formaldehyde and polyurethane foam insulation, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB contaminated fluids or equipment, lead based paint, explosives, radioactive substances, petroleum and associated products, above ground and underground storage tanks or surface impoundments).

“Royalty Agreements” means the royalty or stream agreements entered into or acquired from time to time by any Loan Party for royalty or similar payments based on or by reference to production, revenues, profits (including net profit interests) or other metrics relating to metals or other minerals extracted or derived from a mine or other source of minerals or processed by a processing facility including, without limitation, the Mesabi Royalty Agreement and the NORI Royalty Agreement, and “Royalty Agreement” means any of the Royalty Agreements.

“Royalty Assets” means Royalty Agreements, Commodity Purchase Contracts, Other Commodity Agreement, streaming agreements and similar contracts.

“Royalty Proceeds Account” means a Deposit Account of a Loan Party designated by the Borrower and acceptable to the Lender, acting reasonably, into which all proceeds in respect of Royalty Assets shall be deposited and which is subject to a Deposit Account Control Agreement in favour of the Lender.

“Royalty Revenue” means, for a period, the Consolidated revenue of the Borrower (excluding any Excluded Subsidiary) for such period derived from Royalty Assets, as such revenues are calculated and disclosed in accordance with each of the Royalty Agreements.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Jurisdiction” means any country or territory that is, or whose government is, the subject or target of comprehensive territorial Sanctions.

“Sanctioned Person” means, at any time, any Person listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority or any Person that is owned 50% or more by one or more Persons that are listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority, in all cases, to the extent such list and the maintenance thereof would not violate Applicable Law in Canada, the United States of America or any other applicable jurisdiction.

“Sanctions” means economic or financial sanctions (including terrorist financing laws) or trade embargoes imposed, administered or enforced from time to time by a Sanctions Authority; provided however that, with respect to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority outside of Canada, only to the extent such sanctions or trade embargoes would not violate Applicable Law in Canada.

“Sanctions Authority” means any of: (i) the Canadian government; (ii) the United States government; (iii) the United Nations Security Council (to the extent it would not violate Applicable Law in Canada); (iv) the government of a jurisdiction in which a Loan Party or a Subsidiary of a Loan Party, as applicable, is registered or conducts business; or (v) the respective governmental institutions, departments and agencies of any of the foregoing, and “Sanctions Authorities” means all of the foregoing, collectively.

“Security Documents” has the meaning ascribed to it in Section 6.01 of this Agreement and “Security Document” means any one of the Security Documents, as applicable.

“Service Agreements” means any ordinary course cash management, payroll, credit card or other similar banking services provided by a bank or other financial institution.

“Subsidiary” means, at any time, as to any Person, any other Person, if at such time the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such other Person having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such other Person, and will include any other Person in like relationship to a Subsidiary of such first mentioned Person.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, territorial, municipal and foreign Governmental Authorities), and whether disputed or not.

“Tax Act” means the Income Tax Act (Canada).

“Term Loan Commitment” means the Commitment for the Term Loan Facility as set forth in Schedule A to this Agreement.

“Term Loan Facility” has the meaning set forth in Section 2.01 of this Agreement.

“United States Dollars”, “US Dollars”, and “US$” mean the lawful money of the United States of America.

“Unrestricted Cash” means cash or Cash Equivalents on hand of the Loan Parties, which is in a Deposit Account that is subject to a Deposit Account Control Agreement or in which the Lender otherwise has a first-ranking security interest, which cash is free and clear of all Encumbrances other than in favour of the Lender and the rights of set-off of the bank or financial institution maintaining such Deposit Account), and to the extent the use thereof for the application to payment of indebtedness is not prohibited by law or any contract to which any Loan Party is a party and excluding cash and cash equivalents which are listed as “restricted” on the consolidated balance sheet of the Borrower as of such date.

“Unused DDTL Commitment” means, at any time the unadvanced DDTL Commitment then in effect.

“US Guarantors” means, as of the Closing Date, TMCR USA Holdings Inc. and TMCR USA Operations Inc.

“US Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, which is maintained, contributed to, or required to be contributed to, by the Borrower or any ERISA Affiliate, or with respect to which the Borrower or any ERISA Affiliate has any liability (actual, contingent or otherwise).

“US Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to US Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA (and any successor provisions thereof).

“US Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan), which is, or during the preceding five years was, a US Plan that is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Withholding Agent” means any Loan Party or the Lender, as applicable.

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.03	Rules of Construction

Words importing the singular number only include the plural and vice versa, words importing the masculine gender include the feminine and neuter genders and vice versa. The words “include”, “includes” and “including” shall be interpreted as being followed by the phrase “without limitation”. The words “will”, “shall” and “must” have the same meaning and effect.

1.04	Number

Words importing the singular number only will include the plural and vice versa, words importing the masculine gender will include the feminine and neuter genders and vice versa.

1.05	Accounting Principles

Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any Loan Document, such determination or calculation will, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with IFRS.

1.06	Accounting Practices

All calculations for the purposes of determining compliance with the financial ratios and financial covenant contained in this Agreement will be made on a basis consistent with IFRS in existence as at the date hereof, applied on a Consolidated basis in accordance with IFRS. In the event of a change in such IFRS which in any material respect changes or results in a change in the method of calculation of, or has an adverse impact on, the financial covenant, standards or terms applicable to a Loan Party under any of the Loan Documents as determined by the Lender, acting reasonably, then, at the Borrower’s request the Borrower and the Lender will negotiate in good faith to amend (if appropriate) such ratios and covenants to reflect IFRS as then in effect, in which case all calculations thereafter made for the purpose of determining compliance with the financial covenant contained in this Agreement will be made on a basis consistent with IFRS in existence as at the date of such revisions. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Lender, the financial covenant, standards and terms in this Agreement shall continue to be calculated or construed as if such accounting change had not occurred, and the Borrower will continue to provide all financial information and calculations to enable this to continue together with reconciliations to the financial statements and information prepared in accordance with the accounting changes.

1.07	Currency

Unless otherwise specified in this Agreement, all references to dollar amounts (without further description) will mean US Dollars.

1.08	Paramountcy

In the event of a conflict in or between the provisions of this Agreement and the provisions of any of the other Loan Documents, then, notwithstanding anything contained in such other Loan Document, the provisions of this Agreement will prevail, and the provisions of such other Loan Document will be deemed to be amended to the extent necessary to eliminate such conflict. In particular, if any act or omission of a Loan Party is expressly permitted under this Agreement but is expressly prohibited under another Loan Document, such act or omission will be permitted. If any act or omission is expressly prohibited under a Loan Document (other than this Agreement), but this Agreement does not expressly permit such act or omission, or if any act is expressly required to be performed under such Loan Document but this Agreement does not expressly relieve the applicable Loan Party from such performance, such circumstance will not constitute a conflict in or between the provisions of this Agreement and the provisions of such Loan Document.

1.09	Non-Business Days

Unless otherwise expressly provided in this Agreement, whenever any payment is stated to be due on a day other than a Business Day, the payment will be made on the immediately following Business Day. In the case of interest or fees payable pursuant to the terms of this Agreement or any Loan Document, the extension or contraction of time will be considered in determining the amount of interest and fees. Unless otherwise expressly provided in this Agreement, whenever any action to be taken is stated or scheduled to be required to be taken on, or (except with respect to the calculation of interest or fees) any period of time is stated or scheduled to commence or terminate on, a day other than a Business Day, the action will be taken or the period of time will commence or terminate, as the case may be, on the immediately following Business Day.

1.10	Statutory and Material Agreement References

Any reference in this Agreement to a statute refers to all rules and regulations under it and any reference in this Agreement to any act or regulation (including any regulation of any Governmental Authority), or to any section of or any definition in any act, statute or regulation (including any regulation of any Governmental Authority), will be deemed to be a reference to such act, statute or regulation (including any regulation of any Governmental Authority) or section or definition as amended, supplemented, substituted, replaced or re-enacted from time to time. Any reference in this Agreement to an agreement, indenture, debenture or contract (including, without limitation, a Material Agreement) will be deemed to be a reference to such document as supplemented, amended, restated, replaced or otherwise modified from time to time in a manner not prohibited by the terms of this Agreement.

1.11	Determination by the Borrower

All provisions contained herein requiring the Borrower to make a determination or assessment of any event or circumstance or other matter to its knowledge shall be deemed to require the Borrower to make all due inquiries and investigations as may be necessary or prudent in the circumstances before making any such determination or assessment.

1.12	Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule A	–	Commitment
Schedule B	–	Notice of Request for Advance
Schedule C	–	Repayment Notice
Schedule D	–	Form of Compliance Certificate
Schedule F	–	List of Guarantors
Schedule G	–	Agreement and Acknowledgement to be Bound – New Guarantor
Schedule 8.01(6)	–	Taxes
Schedule 8.01(7)	–	Litigation
Schedule 8.01(9)	–	Owned and Leased Real Property
Schedule 8.01(13)	–	Corporate Structure
Schedule 8.01(14)	–	Material Agreements and Material Licenses
Schedule 8.01(19)	–	Environmental Reports
Schedule 8.01(20)	–	Canadian Pension Plans
Schedule 8.01(24)	–	Non-Arm’s Length Transactions
Schedule 8.01(27)(a)	–	Intellectual Property
Schedule 8.01(28)	–	Deposit Accounts and Securities Accounts

Article 2
THE LOAN FACILITies

2.01	Term Loan Facility

(1)           Subject to the terms and conditions of this Agreement, the Lender hereby establishes in favour of the Borrower as of the Closing Date a non-revolving senior secured term loan facility in the principal amount of up to the Term Loan Commitment (the “Term Loan Facility”).

(2)           At no time may the principal amount outstanding under the Term Loan Facility exceed the Term Loan Commitment.

2.02	Delayed Draw Term Loan Facility

(1)            Subject to the terms and conditions of this Agreement, the Lender hereby establishes in favour of the Borrower as of the Closing Date a non-revolving senior secured delayed draw term loan facility in the principal amount of up to the DDTL Commitment (the “DDTL Facility”).

(2)            At no time may the principal amount outstanding under the DDTL Facility exceed the DDTL Commitment.

2.03	Use of Proceeds

(1)           Proceeds of the Advance under the Term Loan Facility will only be used (A) in the case of the Mesabi Option Deposit Amount, to pay a portion of the deposit for the Option Royalty Interest, and (B) in the case of the remaining amount of the Advance under the Term Loan Facility, (i) for the Mesabi Closing Acquisition, and (ii) for working capital purposes, including the payment of fees and expenses incurred in connection with this Agreement (subject to the terms hereof).

(2)           Proceeds of the Advance under the DDTL Facility will only be used to fund the Mesabi Follow-On Acquisition.

2.04	Advance under the Term Loan Facility

(1)           Subject to the terms and conditions hereof (including the conditions precedent set out in Sections 3.01 of this Agreement), the Advance under the Term Loan Facility shall be available to the Borrower as a single Advance on the Closing Date in US Dollars in a principal amount not to exceed the Term Loan Commitment.

(2)           The Borrower may request the Advance under the Term Loan Facility on the Closing Date by delivering an Advance Notice to the Lender not later than 1:00 p.m. (Toronto time) three (3) Business Days prior to the Closing Date (or as otherwise agreed to by the Lender).

(3)           Any amount of the Term Loan Commitment not Advanced on the Closing Date will be permanently cancelled.

(4)           The amount of the Advance under the Term Loan Facility will be subject to netting of the OID set forth in Section 2.06.

2.05	Advance under the DDTL Facility

(1)           Subject to the terms and conditions hereof (including the conditions precedent set out in Sections 3.01 of this Agreement), the Advance under the DDTL Facility shall be available to the Borrower as a single Advance in a principal amount not to exceed the DDTL Commitment.

(2)           The Borrower may request the Advance under the DDTL Facility by delivering an Advance Notice to the Lender not later than 1:00 p.m. (Toronto time), ten (10) Business Days prior to the requested Advance Date (the “DDTL Advance Date”).

(3)           The Advance under the DDTL Facility will be available solely during the Option Exercise Period provided that the option of the Borrower to complete the Mesabi Follow-On Acquisition has not expired or otherwise terminated or become no longer exercisable by the Borrower during the Option Exercise Period.

(4)           Any amount of the DDTL Commitment not Advanced by the end of the Option Exercise Period will be permanently cancelled.

(5)           The amount of the Advance under the DDTL Facility will be subject to netting of the OID set forth in Section 2.06.

2.06	OID

The Advances under the Loan Facilities shall be subject to an original issue discount (“OID”) of 3.50%. As result of such OID, the net cash amount to be advanced to the Borrower from any Advance under the Loan Facilities will be 96.50% of the principal amount of the Advance, less any other fees and expenses to be withheld from such Advance pursuant to the terms hereof.

2.07	Irrevocability

An Advance Notice given by the Borrower hereunder will be irrevocable and will oblige the Borrower to take the action contemplated on the date specified therein.

Article 3
DISBURSEMENT CONDITIONS

3.01	Conditions Precedent to the Closing Date and the Advance under the Term Loan Facility

The effectiveness of this Agreement and the obligations of the Lender under this Agreement to make the Advance under the Term Loan Facility are subject to and conditional upon the following conditions precedent being fulfilled to the satisfaction of the Lender, which conditions precedent are for the sole and exclusive benefit of the Lender:

(1)           this Agreement and the other Loan Documents will have been executed and delivered by all parties thereto (including all notices, share certificates, stock or share transfer forms and other ancillary documents required to be delivered pursuant to the Security Documents) on or prior to the Closing Date, and each shall be in form and substance satisfactory to the Lender;

(2)           the Lender will have received certified copies of the Organizational Documents of each Loan Party, the resolutions authorizing the execution, delivery and performance of each Loan Party’s obligations under the Loan Documents to which it is a party and the transactions contemplated herein, and certificates as to the incumbency of the directors and officers of each Loan Party;

(3)           copies of all agreements which restrict or limit the powers of any Loan Party or its directors or officers, not otherwise delivered under Subsection 3.01(2) of this Agreement, certified by such Loan Party to be true, will have been delivered to the Lender;

(4)           certificates of status, compliance or good standing (or the local law equivalent), where available, of each Loan Party will have been delivered to the Lender;

(5)           the Lender will have received certified copies of all approvals of any Governmental Authorities or other third parties, in form and substance satisfactory to the Lender, required for the execution, delivery and performance of each Loan Party’s obligations under the Loan Documents to which it is a party and the transactions contemplated therein as of the Closing Date;

(6)           the Lender shall have received a Compliance Certificate evidencing that, after giving effect to the Closing Date Advance, the Borrower will be in compliance with the financial covenant in Section 9.02;

(7)           all financing statements or other registrations of the Security Documents, or notices thereof, will have been filed, registered, entered or recorded, or arrangements in respect thereof satisfactory to the Lender shall have been made for such filing, registration, entry or recordation, in all offices of public record necessary or desirable in the opinion of the Lender to preserve or protect the charges and security interests created thereby;

(8)           the Lender will have received certified copies of all Material Agreements and Material Licenses;

(9)            releases and discharges (or written authorizations to discharge from the applicable Encumbrance holder in form acceptable to the Lender) with respect to all Encumbrances which are not Permitted Encumbrances, if any, will have been delivered to the Lender;

(10)         the Borrower shall have provided evidence satisfactory to the Lender of the availability of unconditional financing and Unrestricted Cash sufficient in aggregate, together the net proceeds of the Advance under the Term Loan Facility, to complete the Mesabi Closing Acquisition and be in compliance with the financial covenant set forth in Section 9.02.

(11)         no Default or Event of Default shall have occurred and be continuing;

(12)         a currently dated letter of opinion of Borrower’s Counsel, along with the opinions of local counsel as required, covering each Loan Party, each in form and substance satisfactory to the Lender’s Counsel, will have been delivered to the Lender as addressee;

(13)         no Material Adverse Effect shall have occurred since December 31, 2025;

(14)         all “know your customer”, anti-money laundering, anti-terrorism or similar identification information required by the Lender shall have been provided by the Loan Parties to the extent requested in writing of the Borrower at least 5 days prior to the Closing Date;

(15)         the Lender will have received, or arrangements satisfactory to the Lender shall have been made (including pursuant to netting in accordance with Section 2.06) to ensure that it will receive all fees and expenses due under the Loan Documents;

(16)         the Borrower will have paid, or arrangements satisfactory to the Lender shall have been made to ensure that the Borrower will pay, all reasonable and documented out-of-pocket expenses (including all reasonable legal fees and consultant’s fees) incurred by or on behalf of the Lender in connection with this Agreement and the transactions and other documents contemplated by this Agreement;

(17)         the Lender will have completed and be satisfied with their due diligence with respect to the Loan Parties (including financial, environmental, tax and legal review);

(18)         the Lender will have received internal investment committee approvals with respect to the Loan Facilities; and

(19)         the Lender will have received such additional evidence, documents or undertakings as the Lender will reasonably request to establish the consummation of the transactions contemplated hereby and be satisfied, acting reasonably, as to the taking of all proceedings in connection herewith in compliance with the conditions set forth in this Agreement.

3.02	Conditions Precedent to the Advance under the DDTL Facility

The obligations of the Lender under this Agreement to make the Advance under the DDTL Facility are subject to and conditional upon the following conditions precedent being fulfilled to the satisfaction of the Lender, which conditions precedent are for the sole and exclusive benefit of the Lender, provided that such conditions precedent must be fulfilled by no later than the end of the Option Exercise Period or the Lender shall have no obligations to make the Advance under the DDTL Facility:

(1)           the Lender will have received timely notice as required under Section 2.05(1) of this Agreement and the requested Advance shall be in a principal amount not greater than the DDTL Commitment;

(2)           the representations and warranties deemed to be repeated pursuant to Section 8.02 of this Agreement shall continue to be true and correct (subject to any materiality thresholds contained therein) as if made on and as of the proposed DDTL Advance Date, except to the extent that such representations and warranties relate specifically to an earlier date and the Borrower will have provided a certificate to such effect;

(3)           no Default or Event of Default shall have occurred and be continuing;

(4)           no Material Adverse Effect shall have occurred and be continuing;

(5)           the Lender will have received, or arrangements satisfactory to the Lender shall have been made (including pursuant to netting in accordance with Section 2.06) to ensure that it will receive all fees and expenses due under the Loan Documents that have accrued since the Closing Date;

(6)           the Borrower will have paid, or arrangements satisfactory to the Lender shall have been made to ensure that the Borrower will pay, all reasonable and documented out-of-pocket expenses (including all reasonable legal fees and consultant’s fees) incurred by or on behalf of the Lender since the Closing Date in connection with this Agreement and the transactions and other documents contemplated by this Agreement;

(7)           satisfactory evidence shall have been provided to the Lender that the proceeds of the Advance will be used by the Borrower to complete the Mesabi Follow-On Acquisition and that the Borrower has sufficient unconditional funding available to, together with the net proceeds of such Advance, to complete such Mesabi Follow-On Acquisition; and

(8)           the Lender will have received such additional evidence, documents or undertakings as the Lender will reasonably request to establish the consummation of the Advance under the DDTL Facility and be satisfied, acting reasonably, as to the taking of all proceedings in connection herewith in compliance with the conditions set forth in this Agreement.

3.03	Waiver

The conditions set forth in Section 3.01 and 3.02 of this Agreement are inserted for the sole benefit of the Lender and may be waived by the Lender in whole or in part (with or without terms or conditions) in respect of any Advance without prejudicing the right of the Lender at any time to assert such conditions in respect of any subsequent Advance.

Article 4
PAYMENTS OF INTEREST and FEES

4.01	Interest on Advances

The Borrower will pay interest on the Principal Amount at a rate per annum equal to the Applicable Rate. Such interest will be payable in arrears on each Payment Date for the period from and including each Advance Date or the day following the preceding Payment Date, as the case may be, to but excluding such Payment Date (or, if the next Payment Date follows the repayment of the Principal Amount in full, to but including the date of such repayment) and will be calculated on the Principal Amount outstanding during such period and on the basis of the actual number of days elapsed divided by 360.

4.02	Default Rate

Upon the occurrence of, and during the continuance of, an Event of Default, the interest rate on the Principal Amount will be the Applicable Rate plus 2.00% per annum.

4.03	Calculation and Payment of Interest

(1)            Interest on the Principal Amount shall be calculated daily and payable (i) monthly in arrears on each Payment Date commencing on the Initial Payment Date and (ii) on the day on which the Principal Amount becomes due and payable in full pursuant to the provisions hereof, provided that (i) interest accrued pursuant to Section 4.02 of this Agreement shall be payable on demand, and (ii) in the event of any repayment or prepayment of any portion of the Principal Amount, accrued interest on the portion of the Principal Amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(2)           All interest payments to be made under this Agreement shall be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment, and interest shall accrue on overdue interest, if any, compounded on each Payment Date.

(3)           All computations of fees and interest applicable to the Principal Amount shall be made on the basis of a 360-day year and the actual number of days elapsed. Interest shall accrue on the Principal Amount from the applicable Advance Date, and shall not accrue on the Principal Amount, or any portion thereof, for the day on which the Principal Amount or such portion is paid.

(4)           For the purposes of the Interest Act (Canada) and disclosure under such Act, wherever any interest or fee to be paid under this Agreement is to be calculated on the basis of any period of time that is less than a calendar year (a “deemed year”), such rate of interest shall be expressed as a yearly rate by multiplying such rate of interest for the deemed year by the actual number of days in the calendar year in which the rate is to be ascertained and dividing it by the number of days in the deemed year.

(5)           Each determination by the Lender of an interest rate or fee hereunder or under any Loan Document shall be conclusive and binding for all purposes, absent manifest mathematical error in calculating such amount.

4.04	Yield Protection; Change in Law Generally

(1)           Increased Costs Generally. If any Change in Law shall:

(a)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by the Lender;

(i)	subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (a)(ii), (b), and (c) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii)	impose on the Lender or the interbank market any other condition, cost or expense affecting this Agreement or the Advance made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then, upon request of the Lender, the Borrower will pay to the Lender, as the case may be, such additional amount or amounts as will compensate the Lender, as the case may be, for such additional costs incurred or reduction suffered.

(2)           Capital Requirements. If the Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting the Lender or any lending office of the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of the Lender or the Advance made by the Lender, to a level below that which the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender’s holding company for any such reduction suffered.

(3)           Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (1) or (2) of this Section 4.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(4)           Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 4.04 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.05	No Set-Off, Deduction, etc.

All payments (whether interest or otherwise) to be made by the Borrower or any other Loan Party to the Lender pursuant to this Agreement are to be made in freely transferable, immediately available funds and without set-off or deduction of any kind whatsoever (whether for deemed re-investment or otherwise) except to the extent required by Applicable Law, and if any such set-off or deduction is so required and is made, the Borrower or other Loan Party will, as a separate and independent obligation to the Lender, be obligated to immediately pay to the Lender all such additional amounts as may be required to fully indemnify and save harmless the Lender from such set-off or deduction and will result in the effective receipt by the Lender of all the amounts otherwise payable to it in accordance with the terms of this Agreement. For greater certainty, the Borrower will not be required to make any payment under this Section 4.05 in duplication of any payment required to be made under Section 13.01 of this Agreement or to the extent expressly excluded in Section 13.01 of this Agreement.

4.06	DDTL Facility Standby Fee

The Borrower shall pay to the Lender a standby fee at the rate equal to 2.00% per annum (computed, notwithstanding any provision to the contrary in this Agreement (including the use of the term “per annum”), on the basis of a year of three-hundred and sixty (360) and actual days elapsed) on the average daily Unused DDTL Commitments. Such standby fee shall be payable monthly in arrears on the last Business Day of each calendar month, and on the DDTL Termination Date, unless the DDTL Commitments are terminated in whole on an earlier date, in which event the unpaid commitment fee accrued to the date of such termination shall be paid on the date of such termination.

4.07	Account of Record

The Lender will maintain the register pursuant to Section 14.02(3) evidencing the Advances and accrued interest owing by the Borrower to the Lender hereunder (the “Register”). The Lender will enter in the Register details of such amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the Register will constitute prima facie evidence of the obligations of the Borrower to the Lender hereunder with respect to such amounts owing by the Borrower to the Lender hereunder. After a request by the Borrower, the Lender will promptly advise the Borrower of such entries made in the Lender’s Register.

4.08	Maximum Rate of Interest

Notwithstanding anything herein or in any of the other Loan Documents to the contrary, in the event that any provision of this Agreement or any other Loan Documents would oblige the Borrower to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lender of interest at a criminal or prohibited rate (as such terms are construed under the Criminal Code (Canada) or any other Applicable Law), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with the same effect as if adjusted at the Closing Date to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lender of interest at a criminal or prohibited rate, such adjustment to be effected to the extent necessary in each case, as follows:

(1)           by reducing any fees and other amounts which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada) or any other Applicable Law; and

(2)           by reducing the amount or rate of interest exigible under Article 4 of this Agreement; and

(3)           any amount or rate of interest referred to in this Section 4.08 shall be determined in accordance with generally accepted actuarial practices and principles over the maximum term of this Agreement (or over such shorter term as may be required by Section 347 of the Criminal Code (Canada) or any other Applicable Law) and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be conclusive for the purposes of such determination, absent manifest error.

Article 5
REPAYMENT

5.01	Mandatory Repayments

(1)           Repayment on Maturity Date. Subject to the terms hereof, the Borrower will repay all Obligations in connection with the Loan Facilities, including the outstanding Principal Amount hereunder together with all accrued interest, fees, and other amounts then unpaid by it with respect to the Principal Amount (including any Prepayment Fee, as applicable) in full on the earliest to occur of (a) the Maturity Date and (b) the date of the acceleration of the Obligations pursuant to Section 10.02 of this Agreement.

(2)           Scheduled Amortization. Commencing with the Payment Date in the 13th month following the Closing Date, and on each Payment Date thereafter, the Borrower shall make monthly principal payments in respect of the Principal Amount equal to 1.25% of the Principal Amount of the Advance made under the Term Loan Facility on the Closing Date plus, if an Advance has been made under the DDTL Facility, an amount equal to 1.25% of the Principal Amount of the Advance made under the DDTL Facility on the DDTL Advance Date.

(3)           Mandatory Prepayments from Proceeds of Debt. If any Debt is incurred by any Loan Party (excluding any Permitted Debt), then no later than two (2) Business Days after such Loan Party receives the Net Cash Proceeds therefrom, the Borrower shall repay the Advances under the Loan Facilities by an amount equal to (i) 75% of the amount of the Net Cash Proceeds from such incurrence of Debt, where such Net Cash Proceeds are less than or equal to $25,000,000, or (ii) 50% of the amount of the Net Cash Proceeds from such incurrence of Debt, where such Net Cash Proceeds are greater than $25,000,000. Any amount paid to the Lender under this Section 5.01(3) shall be subject to the Prepayment Fee.

(4)           Mandatory Prepayments from Proceeds of Issuances of Equity Interests. If the Borrower issues any Equity Interests (other than Excluded Issuances and subject to Section 9.01(18)(a)), then no later than two (2) Business Days after such Loan Party receives the Net Cash Proceeds therefrom, the Borrower shall repay the Principal Amount of the Loan Facilities by an amount equal to (i) 75% of the amount of the Net Cash Proceeds from such issuance of Equity Interests, where such Net Cash Proceeds are less than or equal to $25,000,000, or (ii) 50% of the amount of the Net Cash Proceeds from such issuance of Equity Interests, where such Net Cash Proceeds are greater than $25,000,000. Any amount paid to the Lender under this Section 5.01(4) shall be subject to the Prepayment Fee.

(5)           Mandatory Prepayments from Proceeds of Insurance. The Borrower shall make additional mandatory prepayments of the outstanding principal amount of the Principal Amount under the Loan Facilities in an amount equal to 100% of the Net Cash Proceeds received from any insurance proceeds received by any Loan Party that are not otherwise reinvested within 180 days in Property similar to that which gave rise to such insurance proceeds unless otherwise permitted by the Lender in writing. Any amount paid to the Lender under this Section 5.01(5) shall be subject to the Prepayment Fee.

(6)           Mandatory Repayment from Proceeds of Disposition. If any Loan Party sells, transfers or otherwise Disposes of any property (other than a Permitted Disposition described in items (a) or, (b) of such definition), then the Borrower shall promptly repay the Advances under the Loan Facilities by an amount equal to 100% of the Net Cash Proceeds of such Disposition to the extent that such proceeds, together with any Net Cash Proceeds of any other Permitted Disposition in the same Fiscal Year, exceed US$250,000. Any amount paid to the Lender under this Section 5.01(6) shall be subject to the Prepayment Fee.

(7)           Mesabi Option Deposit Amount. If the DDTL Commitment is cancelled without any Advance being made under the DDTL Facility, the Borrower shall, on the date of such cancellation, repay a portion of the Principal Amount Advanced under the Term Facility equal to the Mesabi Option Deposit Amount plus the Prepayment Premium in respect of such Principal Amount being repaid.

(8)           Notice of Mandatory Prepayment. The Borrower shall provide the Lender with at least three (3) Business Days’ prior written notice of any mandatory prepayment stating (i) the applicable section of this Agreement pursuant to which such prepayment is being made, (ii) the total amount of the prepayment, and (iii) the proposed date of such prepayment; provided that any mandatory prepayment being made under Sections 5.01(3) and 5.01(4) must be made no later than two (2) Business Days after such Loan Party receives the Net Cash Proceeds therefrom. Upon receipt by the Lender of such prepayment notice, the Lender shall promptly give notice to the Lender of the amount of the prepayment and the proposed date of prepayment.

(9)           No Cure or Waiver of Default or Event of Default. For greater certainty, the making of any mandatory prepayment under this Section 5.01 shall not constitute a cure or waiver of any Default or Event of Default resulting from the transaction giving rise to such mandatory prepayment.

5.02	Voluntary Prepayments

Subject to the terms hereof, the Borrower may prepay the Principal Amount at any time in whole or in part, subject to the concurrent payment to the Lender, of the applicable Prepayment Fee, together with all accrued and unpaid interest thereon, provided that the Lender receives at least five (5) Business Days’ prior written notice of such prepayment in the form of the repayment notice set out on Schedule C. Any such voluntary prepayment shall be in a minimum amount of $2,500,000 or, if less, the remaining full Principal Amount, and in integral multiples of $250,000 thereafter, provided that, unless such voluntary prepayment is a repayment of the entire remaining Principal Amount, following such voluntary prepayment at least $5,000,000 of Principal Amount shall remain outstanding.

5.03	Prepayment Fee

(1)           Prepayment Fee. Except as explicitly stated herein, any repayment of the Principal Amount in whole or in part for any reason (voluntary, mandatory, by acceleration or otherwise), other than Scheduled Amortization Payments pursuant to Section 5.01(2), that occurs prior to or on the date that is 24 months after the Closing Date shall be accompanied by payment of the applicable Prepayment Fee, if any.

(2)           Top-Up Prepayment Fee. If the Principal Amount is repaid in full on or before the date that is 24 months after the Closing Date, the Borrower shall pay an additional prepayment premium equal to the greater of (x) zero, and (y) an amount equal to (A) the sum of the original Principal Amount of all Advances made hereunder multiplied by the then applicable Prepayment Multiplier, minus (B) all OID, interest and Prepayment Fees paid hereunder (including in accordance with Section 5.03(1)) from the Closing Date to the date of such repayment.

(3)            Call Premium. Any repayment of the Principal Amount in whole or in part for any reason (voluntary, mandatory, at maturity, by acceleration or otherwise), other than Scheduled Amortization Payments pursuant to Section 5.01(2), that occurs after the date that is 24 months after the Closing Date shall be accompanied by payment of the Call Premium.

5.04	Application of Payment

Any amounts of the Advances prepaid or repaid hereunder shall not be reborrowed. All amounts prepaid or repaid shall be applied (a) firstly, in reduction of accrued and unpaid interest and all other amounts then outstanding (other than the Principal Amount), and (b) thereafter, in permanent reduction of the Principal Amount outstanding under the Loan Facilities, in inverse order of maturity of the scheduled payments thereof.

Article 6
SECURITY

6.01	Security

On or before the Closing Date, as general and continuing security for the payment and performance of the Obligations, the following security shall be granted to the Lender in each case in form and substance satisfactory to the Lender:

(1)            an Ontario law-governed general security agreement granted by the Borrower and the Canadian Guarantor, in favour of the Lender, creating a first-ranking security interest, subject to Permitted Encumbrances, on all of the present and after-acquired personal property of the Borrower and the Canadian Guarantor;

(2)           a New York law governed security agreement granted by each of the US Guarantors, in favour of the Lender, creating a first-ranking security interest, subject to Permitted Encumbrances, on all of the present and after-acquired personal property of the US Guarantors;

(3)           a British Columbia law governed specific assignment of certain Material Agreements, as specified by the Lender, granted by the Borrower in favour of the Lender;

(4)           a New York law governed specific assignment of certain Material Agreements, as specified by the Lender, granted by TMCR USA Operations Inc. in favour of the Lender;

(5)           a New York law governed pledge agreement granted by the Borrower and TMCR USA Holdings Inc. in favour of the Lender;

(6)           an Ontario law governed omnibus Guarantee granted by each of the Guarantors in favour of the Lender;

(7)           a British Columbia law governed issuer control agreement among the Lender, the Borrower and the Canadian Guarantor;

(8)           a New York law governed issuer control agreement among the Lender, the Borrower and TMCR USA Holdings Inc.;

(9)           a New York law governed issuer control agreement among the Lender, TMCR USA Holdings Inc. and TMCR USA Operations Inc.; and

(10)         such other documents, instruments, agreements, notices, filings, registrations and deliveries as the Lender may now or hereafter reasonably require to give effect to, register and perfect (or better perfect) the security interests created by the Security Documents in the applicable Relevant Jurisdictions.

In this Agreement, all security and guarantees held by the Lender, securing (or intended to secure) the Obligations, including the documents described in Sections 6.01(1) through 6.01(10) above, and all security delivered pursuant to Sections 9.01(14)(b) and 9.01(21) of this Agreement, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, are collectively referred to as the “Security Documents”.

Article 7
PLACE AND APPLICATION OF PAYMENTS

7.01	Place of Payment of Principal, Interest and Fees

All payments by the Borrower under any Loan Document, unless otherwise expressly provided in such Loan Document, will be made to the Lender in US Dollars at the Lender’s Payment Location, or at such other location as may be notified in writing by the Lender, not later than 2:00 p.m. (Toronto time) for value on the date when due, and will be made in immediately available funds without set-off or counterclaim. If payment is not received by the aforementioned time, it may, in the Lender’s discretion, be deemed received on the next succeeding Business Day.

Article 8
REPRESENTATIONS AND WARRANTIES

8.01	Representations and Warranties

The Borrower represents and warrants to the Lender and acknowledges and confirms that the Lender is relying upon such representations and warranties:

(1)           Existence and Qualification. Each Loan Party (i) has been duly incorporated, formed, amalgamated, merged or continued, as the case may be, and is validly subsisting as a corporation, company, limited liability company, exempted company, special economic zone company, partnership or trust, under the laws of its jurisdiction of formation, incorporation, amalgamation, registration, merger or continuance, as the case may; and (ii) is duly qualified, in good standing (or the applicable equivalent) and has all required Material Licenses to carry on its business in each jurisdiction in which the nature of its business requires qualification to the extent necessary to carry on its business.

(2)           Power and Authority. Each Loan Party has the corporate, trust, company, limited liability company or partnership power and authority, as the case may be, (i) to enter into, and to exercise its rights and perform its obligations under, the Loan Documents to which it is a party and all other instruments and agreements delivered by it pursuant to any of the Loan Documents, and (ii) to own its Property and carry on its business as currently conducted and as currently proposed to be conducted by it.

(3)           Execution, Delivery, Performance and Enforceability of Documents. The execution, delivery and performance of each of the Loan Documents to which each Loan Party is a party, and every other instrument or agreement delivered by a Loan Party pursuant to any Loan Document, have been duly authorized by all corporate, trust, company or partnership actions required, and each of such documents has been duly executed and delivered. Each Loan Document to which any Loan Party is a party constitutes the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with its terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application limiting creditors’ rights generally and by principles of equity).

(4)           No Violation, Breach, Conflict, etc. Neither the execution and delivery of, the consummation of the transactions contemplated in, nor the compliance with the terms, conditions and provisions of any of this Agreement or any other Loan Document by any Loan Party:

(a)	has resulted, or will result, in a violation of the Organizational Documents of any Loan Party or resolutions passed by the directors or shareholders (or other Persons holding any Equity Interest) of any Loan Party;

(b)	has resulted, or will result, in a violation of any Applicable Law;

(c)	has resulted, or will result, in a breach of, or constitute a default under any loan agreement, indenture, trust deed, Material Agreement, Material License or other agreement or instrument to which any Loan Party is a party or by which it or any of its Property is bound, or requires any consent thereunder other than such as has already been received and delivered to the Lender; or

(d)	has resulted or will result in the creation of, or the obligation to create, any Encumbrance (other than a Permitted Encumbrance) on, against or in respect of any of the Property of any Loan Party.

(5)           Authorizations. Each Loan Party has obtained, made or taken all consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required (including from any Governmental Authority), to enable it to execute and deliver each of the Loan Documents to which it is a party and to consummate the transactions contemplated in the Loan Documents.

(6)           Taxes. Except as set forth on Schedule 8.01(6), as at the Closing Date, each Loan Party and each of its respective Subsidiaries has (a) paid all Taxes when due, (b) made adequate provision for Taxes payable by it, (c) delivered, or caused to be delivered, when due, all required income Tax and information returns to the appropriate Governmental Authorities, (d) withheld and collected all Taxes required to be withheld and collected by it and remitted such Taxes when due to the appropriate Governmental Authorities, except where any such remittance is being contested in good faith and by appropriate proceedings and an adequate reserve in accordance with IFRS has been established in its books and records and (e) paid and discharged when due all obligations imposed upon it by statute which, if unpaid beyond the applicable due date, might become an Encumbrance upon its Property, except where any such obligations are being contested in good faith and by appropriate proceedings and an adequate reserve in accordance with IFRS has been established in its books and records or otherwise satisfactory to the Lender, acting reasonably, and no appeal or claim is, to the knowledge of the Borrower, being asserted or processed with respect to such obligations. Except as set forth on Schedule 8.01(6), there is no material action, suit, proceeding, investigation, audit or claim now pending, or to its knowledge, threatened by any Governmental Authority regarding any Taxes.

(7)           Absence of Litigation. Other than as set out in Schedule 8.01(7), as at the Closing Date, there are no actions, suits or proceedings pending or, to its knowledge, threatened against or involving any Loan Party for which the claimed amount is in excess of US$250,000.

(8)           Insurance. Each Loan Party maintains insurance which is in full force and effect that complies in all material respects of the requirements of this Agreement.

(9)           Owned and Leased Real Property. Schedule 8.01(9) sets out all of the Owned Real Property and the Leased Real Property as at the Closing Date (as updated from time to time in accordance with this Agreement); other than the Owned Real Property and the Leased Real Property, no Loan Party is the owner or lessee of, or under any agreement or option to own, any real property or any interest therein, and the Loan Parties do not have tangible assets having a book value in excess of US$250,000 (or the Equivalent Amount in Canadian Dollars) at any location, or that is material to the Business, other than as disclosed in Schedule 8.01(9). For greater certainty, royalty, streaming, or similar interests in minerals or production, regardless of how characterized under Applicable Law, are not intended to constitute interests in real property for purposes of this Section 8.01(9).

(10)         Compliance with Laws. Each Loan Party is in compliance with all material Applicable Laws and material Applicable Orders, subject to the provisions of Section 8.01(19) of this Agreement, in the case of Requirements of Environmental Law.

(11)         Anti-Corruption Laws and Sanctions.

(a)	Each Loan Party and each of its respective Subsidiaries maintains in effect procedures, policies or codes of conduct intended to ensure compliance by its directors, officers and employees with, in each case, Anti-Corruption Laws and Sanctions laws applicable to such Persons.

(b)	The operations of each Loan Party and each of its respective Subsidiaries are, and have been at all times, conducted in accordance with applicable anti-money laundering Laws, and with applicable Anti-Corruption Laws and Sanctions laws, and no action, suit, proceeding or investigation under applicable Anti-Corruption Laws and Sanctions laws is pending or, to the knowledge of each Loan Party, is threatened.

(c)	Neither any Loan Party, any Loan Party’s Subsidiaries nor, to the knowledge of the Borrower, any of the directors, officers, employees or holders of a beneficial interest in securities representing 10% or more of the votes or value of any Loan Party or any Loan Party’s Subsidiaries is a Sanctioned Person.

(d)	No part of the proceeds of any Advance will be used intentionally by any Loan Party or any of its Subsidiaries (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding (including payments made to) or financing any activities, investments, business or transaction of or with any Person actually known to any Loan Party or to any of its Subsidiaries to be a Sanctioned Person, or (C) in any manner that would result in the violation of any Sanctions applicable to any Loan Party or any of its Subsidiaries.

(12)         No Default or Event of Default. Neither any Event of Default nor any Default has occurred and is continuing.

(13)         Corporate Structure. The corporate structure of the Loan Parties and Excluded Subsidiaries is, as of the Closing Date, as set out in Schedule 8.01(13), which Schedule contains:

(a)	Shareholdings of the Loan Parties: On the Closing Date, there are no Subsidiaries of the Borrower (other than the Guarantors and Excluded Subsidiaries) and each of the Borrower and the Guarantors does not own or hold any shares in the capital of, or any other ownership interest in, any other Person.

(b)	Complete Names: A complete and accurate list of the full and correct names of the Loan Parties and each Subsidiary referenced in this Section 8.01(13) and the jurisdiction of incorporation or formation of each Loan Party and each such Subsidiary.

(c)	Relevant Jurisdiction: The Relevant Jurisdictions for each Loan Party.

(14)          Material Agreements and Material Licenses. Schedule 8.01(14) sets forth a complete list, as at the Closing Date (as updated from time to time in accordance with this Agreement), of all Material Agreements and Material Licenses of the Loan Parties. Each Loan Party and each of its respective Subsidiaries is in compliance in all material respects with all Material Agreements and Material Licenses. All Material Agreements and Material Licenses are in full force and effect and constitute valid undertakings and binding rights and obligations of the Loan Parties and, to the knowledge of the Loan Parties, valid and binding rights and obligations of the other parties thereto in accordance with their terms and conditions. Except as set forth in Schedule 8.01(14), none of the Loan Parties has received any notice of (i) a dispute between a Loan Party and any other Person in respect of any Material Agreement or Material License, or (ii) termination or intent not to renew by any counterparty in respect of any Material Agreement or Material License. Except as set forth in Schedule 8.01(14), none of the Loan Parties, or any other party thereto, is in breach or default of any provision of any Material Agreement or Material License in any material respect and, to the knowledge of the Loan Parties, there exists no state of facts which, after notice or lapse of time or both, would constitute a material default or breach of any Material Agreement or Material License or give rise to a notice of termination for breach or cause.

(15)          Financial Year End. The financial year-end of the Borrower is December 31.

(16)          Financial Information. All of the financial statements which have been made available to the Lender in connection with this Agreement are complete in all material respects and such financial statements fairly present the results of operations and financial position of the Loan Parties as of the dates referred to therein and have been prepared on a Consolidated basis. All other financial information provided to the Lender as of the date prepared was based on reasonable assumptions and expectations and represents reasonable good-faith estimates.

(17)          Liabilities. No Loan Party has any liabilities, whether accrued, absolute, contingent or otherwise, of any kind or nature whatsoever, except (i) as disclosed in the financial statements most recently delivered under Section 9.03(1) or Section 9.03(3) of this Agreement; (ii) as incurred after the date of such financial statements and as regards Debt, are permitted to be incurred hereunder; (iii) as incurred in the ordinary course of business of such Loan Party; and (iv) for liabilities consented to by the Lender.

(18)          No Material Adverse Effect. Since the date of the Borrower’s most recent publicly available financial statements, no change (or any condition, event or development involving a prospective change) in its business, liabilities, operations, results of operations or assets which would reasonably be expected to have a Material Adverse Effect.

(19)          Environmental. Except as disclosed in Schedule 8.01(19), as at the Closing Date, (a) no Loan Party or any of its Subsidiaries is subject to any civil or criminal proceeding relating to Requirements of Environmental Laws and is not aware of any investigation or threatened proceeding or investigation, which if adversely determined, could reasonably be expected to have a Material Adverse Effect, (b) each Loan Party and each of its Subsidiaries has all Material Licenses, registrations and other authorizations required by the Requirements of Environmental Laws for the operation of its business and the properties which it owns, leases or otherwise occupies, except where the failure to have same could not reasonably be expected to have a Material Adverse Effect, (c) each Loan Party and each of its Subsidiaries currently operates its business and its properties (whether owned, leased or otherwise occupied) in compliance with all applicable Requirements of Environmental Laws, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect, (d) no Hazardous Substances are stored or disposed of by any Loan Party or any of its Subsidiaries or otherwise used by any Loan Party or any of its Subsidiaries in material violation of any applicable material Requirements of Environmental Laws (including, without limitation, that there has been no Release of Hazardous Substances by any Loan Party or any of its Subsidiaries at, on or under any property now or previously owned or, to the knowledge of the Borrower, leased by any Loan Party or any of its Subsidiaries in violation of any applicable material Requirements of Environmental Laws), (e) to the knowledge of the Borrower (i) all underground storage tanks now or previously located on any real property owned or leased by any Loan Party or any of its Subsidiaries have been operated, maintained and decommissioned or closed, as applicable, in material compliance with applicable Requirements of Environmental Law; and (ii) no real property or groundwater in, on or under any property now or previously owned or leased by any Loan Party or any of its Subsidiaries is or has been during the such Loan Party’s or such Subsidiary’s ownership or occupation of such property contaminated by any Hazardous Substance, except for any contamination that could not reasonably be expected to give rise to material liability under Requirements of Environmental Laws that could reasonably be expected to have a Material Adverse Effect nor, to the best of its knowledge, is any such property named in any list of hazardous waste or contaminated sites maintained under the Requirements of Environmental Law.

(20)          Canadian Benefit Plans and Canadian Pension Plans. Except as disclosed in Schedule 8.01(20), as at the Closing Date, no Loan Party sponsors, administers or contributes to a Canadian Pension Plan. For certainty, no Loan Party sponsors, administers, maintains or contributes to a Canadian Pension Plan which contains a defined benefit provision as defined in subsection 147.1(1) of the Tax Act. The Canadian Benefits Plans and Canadian Pension Plans, if any, have been administered and maintained in accordance with the Tax Act and all other Applicable Law in all material respects. There have been no improper withdrawals or applications of the assets of the Canadian Benefit Plans or Canadian Pension Plans. Each of the Canadian Benefit Plans and Canadian Pension Plans, if any, is funded in accordance with such Canadian Benefit Plans and Canadian Pension Plans and Applicable Law.

(21)         ERISA Compliance.

(a)	Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each US Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each US Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to the effect that the form of such US Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Borrower, nothing has occurred that would prevent, cause the loss of, or otherwise adversely affect, such tax-qualified status.

(b)	There are no pending or, to the knowledge of the Borrower, threatened or contemplated claims, actions or lawsuits, or investigations, audits or other actions by any Governmental Authority, with respect to any US Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any US Plan under ERISA or Section 4975 of the Code, as applicable, that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c)	No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d)	The present value of all accrued benefits under each US Pension Plan (determined based on a plan termination basis in accordance with actuarial assumptions consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such US Pension Plan allocable to such accrued benefits (excluding any accrued but unpaid contributions) by a material amount (such excess, regardless of whether it is a material amount, and as determined as of any relevant time, is referred to hereinafter as the “Unfunded Pension Liability”). As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, could not reasonably be expected to exceed $1,000,000.

(e)	Each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Applicable Law and at all times has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrower or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

(22)         Full Disclosure. All information provided or to be provided by or on behalf of any Loan Party to the Lender in connection with the Loan Facilities was or will be at the time prepared, to its knowledge, true and correct in all material respects and none of the documentation furnished to the Lender by or on behalf of any Loan Party, to its knowledge, omitted or will omit as of such time, a material fact necessary to make the statements contained therein not misleading in any material way, and all expressions of expectation, intention, belief and opinion contained therein were honestly made on reasonable grounds after due and careful inquiry by it at the time made (and, to its knowledge any other Person who furnished such material on behalf of them).

(23)         Insolvency. From and after the Closing Date, no Loan Party, nor any of their respective predecessors where applicable, (i) has committed any act of bankruptcy; (ii) is insolvent, or has proposed, or given notice of its intention to propose, a compromise or arrangement pursuant to any bankruptcy or insolvency, liquidation (including provisional liquidation) law to its creditors generally; (iii) has any petition for a receiving order in bankruptcy filed against it (unless it has been discharged or dismissed or it is being contested actively and diligently in good faith by appropriate and timely proceedings and is dismissed, vacated or permanently stayed within 60 days of knowledge by the Borrower or such other Loan Party of its institution) and no steps have been taken to wind-up or deregister a Loan Party, made a voluntary assignment in bankruptcy, taken any proceeding with respect to any compromise or arrangement pursuant to any bankruptcy or insolvency law, taken any proceeding to have itself declared bankrupt or wound-up, taken any steps to appoint any restructuring officer, taken any proceeding to have a receiver appointed of any part of its assets, or has had any Encumbrancer take possession of any material part of its Property; or (iv) has had an execution or distress claiming payment in excess of US$250,000 (or the Canadian Dollar equivalent thereof) become enforceable or become levied on any of its Property which has not been satisfied.

(24)         Non-Arm’s Length Transactions. All agreements, arrangements or transactions between the Borrower or any other Loan Party, on the one hand, and any Affiliate of or other Person not dealing at Arm’s Length with such Loan Party, on the other hand (other than the Borrower or another Loan Party), in existence at the date hereof are set forth on Schedule 8.01(24) or are otherwise permitted pursuant to Section 9.04(14) of this Agreement.

(25)         Solvency. Immediately after the making of each Advance to the Borrower, and after giving effect to the application of the proceeds of such Advances, (i) the fair value of the assets of the Borrower and each other Loan Party, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and each other Loan Party; (ii) the present fair saleable value of the Property of the Borrower and each other Loan Party will be greater than the amount that will be required to pay the probable liability of the Borrower and each Guarantor on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iii) the Borrower and each other Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and each other Loan Party, if required pursuant to Applicable Law, will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(26)         Debt. No Loan Party has any Debt that is not Permitted Debt.

(27)         Intellectual Property.

(a)	Schedule 8.01(27)(a) sets forth a complete list and a description as at the Closing Date (as updated from time to time in accordance with this Agreement) of all registrable Intellectual Property owned by the Loan Parties and used in the Business. The Loan Parties own such Intellectual Property free and clear of any Encumbrance (other than Permitted Encumbrances).

(b)	There are no unpaid maintenance, annuity or renewal fees currently overdue for any of the Intellectual Property by any Loan Party.

(c)	The Intellectual Property owned or licensed by the Loan Parties in any jurisdiction other than Canada and the United States is not, in the aggregate, material to the Business of the Loan Parties.

(d)	To the knowledge of the Loan Parties, the operation of the Business as currently conducted and as proposed to be conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person. To the knowledge of the Loan Parties, no Person is currently infringing, misappropriating or otherwise violating any of the Loan Party’s Intellectual Property or any material Intellectual Property licensed to a Loan Party.

(e)	The transactions contemplated by this Agreement and the continued operation of the Business as currently contemplated by the Borrower will not violate or breach the terms of any Intellectual Property license, or entitle any other party to any such Intellectual Property license to terminate or modify it, or otherwise adversely affect any of the Loan Party’s rights under it.

(28)         Deposit Accounts and Securities Accounts. Schedule 8.01(28) sets forth a complete list of all Deposit Accounts and securities accounts held by the Loan Parties as at the Closing Date (as updated from time to time in accordance with this Agreement) and the details of the financial institutions where such Deposit Accounts are held, including each Royalty Proceeds Account.

(29)         Schedules. The information contained in each Schedule attached hereto is as at the date hereof, or at the time a replacement thereof is provided to the Lender pursuant hereto, will be true, correct and complete in all material respects.

(30)         Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Advance hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Advance, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.

(31)         Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(32)         Property in the United Kingdom or the United Arab Emirates. The value of all Property (other than Excluded Accounts) that the Loan Parties own, place or store, or in respect of which the Loan Parties otherwise hold any right, benefit, title, or interest, in the United Kingdom or the United Arab Emirates does not exceed $300,000 in the aggregate in each such jurisdiction.

(33)         Excluded Subsidiaries. The Excluded Subsidiaries have, in aggregate, assets and revenue comprising less than 5% of the Consolidated assets and revenue of the Borrower. No Loan Party has guaranteed or is otherwise liable for or obligated in respect of, or has given security for, any Debt or other liability of any Excluded Subsidiary.

8.02	Survival and Repetition of Representations and Warranties

The representations and warranties set out in Section 8.01 of this Agreement or any other Loan Document will survive the execution of this Agreement and all other Loan Documents until the payment in full of all Obligations and will be deemed to be repeated as of the date of each Compliance Certificate delivered pursuant to Section 9.03(4) of this Agreement and as of the date of each Advance, except to the extent that such representations and warranties relate specifically to an earlier date. The Borrower acknowledges that the Lender has relied upon all representations and warranties in the making of the Advances and establishing the Loan Facilities. In connection with the repetition of such representations and warranties, the Borrower shall be required to update the disclosure contained in Schedules 8.01(9), 8.01(13), 8.01(24), 8.01(27) and 8.01(28) (which it shall do with each Compliance Certificate that is delivered to the Lender).

Article 9
COVENANTS

9.01	Positive Covenants

Each Loan Party hereby covenants and agrees that, except as otherwise permitted by the prior written consent of the Lender, each Loan Party will and will cause each of its respective Subsidiaries, as applicable, to:

(1)           Timely Payment. Make due and timely payment of the Obligations required to be paid by it hereunder and under each other Loan Document.

(2)           Conduct of Business, Maintenance of Existence and Property, Compliance with Laws. Carry on and conduct its business and operations in a proper, efficient and businesslike manner, in accordance with good business practice and maintain in good working order and condition (ordinary wear and tear excepted) all Property necessary in the conduct of the Business; except as otherwise permitted by Section 9.04(2) of this Agreement, preserve, renew and keep in full force and effect its existence; take all reasonable action necessary to maintain in all material respects all rights, privileges and franchises necessary in the normal conduct of its business; and comply in all material respects with all Applicable Law and Applicable Orders, including, without limitation, Requirements of Environmental Law.

(3)            Access to Information. Promptly provide the Lender (or its designee) with all information reasonably requested by the Lender, from time to time concerning its financial condition, and from time to time (but no more than once per Fiscal Quarter so long as no Event of Default has occurred and is continuing) upon reasonable written notice, during normal business hours and in a manner which does not materially interfere with its business, permit representatives of the Lender (or its designee) and the Lender to examine its financial books, accounts and records including but not limited to accounts and records stored in computer data banks and computer software systems, and to discuss its financial affairs and its business with its senior officers and (in the presence of such of its representatives as it may designate and upon consent of the Borrower, not to be unreasonably withheld) its auditors; provided, however, that so long as no Event of Default has occurred and is continuing, any discussions with its auditors shall be limited to once in each Fiscal Year. The Borrower will pay all reasonable expenses incurred by such representatives in order to visit the Borrower’s premises or attend at its and each other Loan Party’s principal office, as applicable, for such purposes.

(4)            Payment and Filing of Taxes. Pay, collect, withhold or discharge, or cause to be paid, collected, withheld or discharged before the same become delinquent all Taxes imposed upon it or upon its income or profits or in respect of its business or Property and file all tax returns in respect thereof and perform all obligations imposed upon it by statute; provided, however, that it will not be required to pay or discharge or to cause to be paid or discharged any such amount so long as the validity or amount thereof is being contested in good faith by appropriate proceedings and an adequate reserve in accordance with IFRS has been established in its books and records or otherwise satisfactory to the Lender, acting reasonably.

(5)            Use of Loan Facilities. Use the proceeds of the Loan Facilities as contemplated by Section 2.03 of this Agreement.

(6)            Insurance. Maintain or cause to be maintained with financially sound and reputable insurers, coverage against risk of loss or damage to its Property (including public liability and damage to property of third parties), business interruption insurance, product liability, fire and extended peril insurance of such types as is customary for and would be maintained by a corporation with an established reputation engaged in the same or similar business in similar locations and deliver to the Lender updated certificates of insurance in the event of any material change to such insurance coverage or any additional insured Loan Party.

(7)            Bank Accounts. Maintain all Deposit Accounts of the Loan Parties in Canada and the United States of America, and ensure that all Deposit Accounts in Canada and the United States of America are subject to Deposit Account Control Agreements in favour of the Lender, in form and substance satisfactory to the Lender, acting reasonably. Without limiting the generality of the foregoing, all proceeds in respect of Royalty Assets shall be deposited into a Royalty Proceeds Account, and each Royalty Proceeds Account shall at all times be subject to a Deposit Account Control Agreement in favour of the Lender.

(8)            Environmental Compliance. Operate its business in compliance with all applicable material Requirements of Environmental Laws and operate all Property owned, leased or otherwise occupied by it such that no material obligation, including any clean-up or remedial obligation, arises in respect of any Loan Parties under any Requirements of Environmental Law, provided, however, that if any such claim is made or any obligation arises, the applicable Loan Party or Subsidiary of a Loan Party shall promptly satisfy, address or contest such claim or obligation at its own cost and expenses. The Borrower shall promptly notify the Lender, to the extent not disclosed as of the date hereof, upon (i) learning of the existence of Hazardous Substances located on, above or below the surface of any land which any Loan Party owns, leases, operates, occupies or controls (except those being stored, used or otherwise handled in compliance with applicable Requirements of Environmental Law in all material respects), or contained in the soil or water constituting such land and (ii) the occurrence of any release, spill, leak, emission, discharge, leaching, dumping or disposal of Hazardous Substances that has occurred on or from such land that is reportable under Applicable Law and which, in either the case of (i) or (ii), is likely to result in liability under Requirements of Environmental Law to the applicable Loan Party and could reasonably be expected to result in a Material Adverse Effect.

(9)            Canadian Pension and Benefit Plans.

(a)	Administer and perform, in a timely fashion and in all material respects, all obligations to which the Borrower or any other Loan Party may become subject under the terms of such plans and all Applicable Law, including the Tax Act, in respect of its Canadian Pension Plans and Canadian Benefit Plans.

(b)	Make all required contributions, in a timely fashion, to the Canadian Pension Plans in accordance with Applicable Law.

(10)          Foreign Plans.

(a)	Perform, in a timely fashion and in all material respects, all obligations to which the Borrower or any other Loan Party may become subject under the terms of any Foreign Plans and all Applicable Law.

(b)	Make all required contributions, in a timely fashion, to the Foreign Plans in accordance with Applicable Law.

(11)          Deposit Account Control Agreements. The Borrower shall provide the Lender with Deposit Account Control Agreements in respect of each Loan Party’s Deposit Accounts existing on the Closing Date within thirty (30) days of the Closing Date and, in respect of each Deposit Account opened after the Closing Date, within thirty (30) days of the opening of each such Deposit Account. During each such 30-day period, any requirement herein for the applicable Deposit Account Control Agreement to be in place shall be waived.

(12)          Additional Information. Subject to any Applicable Law, including applicable securities laws and the rules, regulations and requirements of the Securities and Exchange Commission or any applicable stock exchange restrictions, upon request promptly provide the Lender with copies of all “management letters” or other material letters submitted by independent public accountants in connection with audited financial statements described in Section 9.03(1) of this Agreement, raising issues associated with the audit of the Loan Parties.

(13)          Performance of Material Agreements. Perform and observe all the material terms and provisions of each Material Agreement to be performed or observed by it, maintain each Material Agreement in full force and effect, enforce each such Material Agreement in accordance with its terms, take all such action to such end as may be from time to time requested by the Lender, acting reasonably, and, upon request of the Lender, acting reasonably, make to each other party to each Material Agreement such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Agreement. Without limiting or derogating from Section 9.04(14), the Loan Parties shall provide the Lender with copies of all amendments, waivers, consents, and similar documents entered into in respect of each Material Agreement promptly and, in any event, within five (5) Business Days of their execution.

(14)          Intellectual Property.

(a)	Maintain all Intellectual Property necessary to carry on its Business and take all actions necessary to defend such Intellectual Property from any adverse claims.

(15)          Additional Collateral.

(a)	Execute and deliver to the Lender promptly, and in any event within forty-five (45) days of any Loan Party acquiring Owned Real Property after the Closing Date having a fair market value greater than US$2,000,000 and within ten (10) Business Days of any Loan Party acquiring any other Property after the Closing Date having a fair market value (together with any previously acquired Property that did not meet the threshold) greater than US$500,000, for which the Lender does not have a perfected security interest, supplements or amendments to the Security Documents or such other documents as are necessary or advisable to provide the Lender with a perfected security interest in any such property.

(b)	Without limiting or derogating from Section 9.01(15)(a), execute and deliver to the Lender promptly, and in any event within ten (10) Business Days of any Loan Party acquiring any Material Agreement after the Closing Date:

(i)	a specific assignment of such Material Agreement (if specified by the Lender);

(ii)	to the extent such Material Agreement is a Royalty Asset: (A) a Consent and Acknowledgment Agreement from the counterparties to such Material Agreement; and (B) if available under Applicable Law and not prohibited by the terms of such Material Agreement, a mortgage in respect of any interest in real property with respect to such Royalty Asset.

(c)	With respect to any new Subsidiary created or acquired after the Closing Date by any Loan Party, promptly, and in any event within thirty (30) days (or, as to any applicable Owned Real Property, forty-five (45) days) of the creation or acquisition of such Subsidiary:

(i)	execute and deliver to the Lender a Guarantor Joinder so as to be bound by all of the terms applicable to Loan Parties as if it had executed this Agreement as a Loan Party;

(ii)	execute and deliver to the Lender such supplements or amendments to any Loan Document as are necessary or advisable to grant to the Lender a perfected first priority security interest in the Equity Interests of such new Subsidiary that are owned by any Loan Party;

(iii)	deliver to the Lender the certificates representing such Equity Interests, together with undated powers of attorney to transfer the Equity Interests, in blank, executed by a duly authorized officer of the relevant Loan Party;

(iv)	cause such Subsidiary (A) to provide an unlimited guarantee of the Obligations in favour of the Lender, (B) to provide security in favour of the Lender over all of its present and after-acquired assets (other than Owned Real Property, except for Owned Real Property having a fair market value greater than US$2,000,000)) and enter into all other loan and security agreements required by the Lender, acting reasonably (including, for certainty, with respect to any Material Agreement of such Subsidiary, (I) a specific assignment of such Material Agreement (if specified by the Lender); and (II) to the extent such Material Agreement is a Royalty Asset, (1) a Consent and Acknowledgment Agreement from the counterparties to such Material Agreement; and (2) a mortgage in respect of any interest in real property with respect to such Royalty Asset), and (C) to take all actions necessary or desirable to grant to the Lender a perfected first priority security interest in the collateral described in such security documentation with respect to such Subsidiary, including the filing, registration or recording of notices in such jurisdictions as may be required or as may be requested by the Lender;

(v)	deliver to the Lender an officer’s certificate of such Subsidiary attaching its constating documents, by-laws, authorizing resolutions and incumbency certificate; and

(vi)	if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender, as applicable.

(16)          Maintenance of Listing. The Borrower shall maintain the listing of common shares on the NASDAQ or the New York Stock Exchange.

(17)          Consents and Acknowledgements. It shall ensure that any Material Agreement entered into or acquired following the Closing Date constitutes a Freely Transferrable Material Agreement.

(18)          Minimum Royalty Revenue: The Borrower shall, on a Consolidated basis, maintain minimum Royalty Revenue of not less than (i) 80% of the Mesabi Forecasted Revenue for each Fiscal Quarter, prior to the Follow-On Mesabi Acquisition, and (ii) 75% of the Mesabi Forecasted Revenue for each Fiscal Quarter, following the Follow-On Mesabi Acquisition, tested as of the last day of each Fiscal Quarter in which the Borrower’s Unrestricted Cash balance is equal to or less than $10,000,000 at any point during such Fiscal Quarter; provided that:

(a)	if Royalty Revenue is less than the required 80% or 75%, as applicable, of the Mesabi Forecasted Revenue for any Fiscal Quarter, the Borrower may, on or prior to the date the Compliance Certificate for such Fiscal Quarter is required to be delivered pursuant to Section 9.03(3), issue Equity Interests in the Borrower and apply the Net Cash Proceeds thereof to the Borrower’s Unrestricted Cash and if as a result the Borrower’s Unrestricted Cash is greater than $10,000,000 then such Revenue shortfall shall be deemed to be cured, provided that if, as a result of applying such Net Cash Proceeds to the Borrower’s Unrestricted Cash, the amount of Unrestricted Cash exceeds $15,000,000, then the Borrower shall use the amount in excess of $15,000,000 to make a mandatory prepayment in accordance with Section 5.01(4), and provided further that such curing of the Royalty Revenue shortfall with the issuance of Equity Interests may only be done once in any calendar year and may not be done in consecutive Fiscal Quarters;

(19)          Further Assurances. Promptly upon the request of the Lender:

(a)	correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgement, filing or recordation thereof; and

(b)	do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignments, transfers, certificates, assurances and other instruments as the Lender, may reasonably require from time to time in order to:

(i)	carry out more effectively the purposes of the Loan Documents;

(ii)	perfect and maintain the validity, effectiveness and priority of the security interests intended to be created under the Security Documents and the other Loan Documents; and

(iii)	assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively to the Lender, the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instruments executed in connection with any Loan Party to which any Loan Party is or is to be a party.

(20)          Maximum Assets and Revenue of Excluded Subsidiaries. Ensure that the aggregate assets and revenue of the Loan Parties represents at all times at least 95% of the Consolidated assets and revenue of the Borrower.

(21)          Post-Closing Undertaking. Deliver, or cause to be delivered, to the Lender:

(a)	within two (2) Business Days of the Closing Date, an executed and notarized copy of a Minnesota law governed mortgage with respect to the Mesabi Royalty Agreement;

(b)	within five (5) Business Days of the Closing Date:

(i)	evidence of all insurance required to be maintained pursuant to the Loan Documents, naming the Lender as additional insured and first loss payee, as applicable; and

(ii)	a British Columbia law governed enforceability opinion in respect of the NORI Royalty Agreement;

(c)	within thirty (30) days of the Closing Date

(i)	an apostilled copy of a Minnesota law governed mortgage with respect to the Mesabi Royalty Agreement which has been submitted for registration with the applicable land registry office(s);

(ii)	a Minnesota law governed opinion in respect of the Minnesota law governed mortgage covering, among other things, enforceability and registration of such mortgage; and

(iii)	Consent and Acknowledgment Agreements from the counterparties to Material Agreements which are not Freely Transferable Material Agreements to which any Loan Party is a party, provided that the NORI Royalty Agreement and the Mesabi Royalty Agreement shall not constitute Freely Transferable Material Agreements for purposes of this Section 9.01(21), in each case, in form and substance satisfactory to the Lender.

9.02	Financial Covenant

The Borrower hereby covenants and agrees that, except as otherwise permitted by the prior written consent of the Lender, it will at all times maintain a minimum balance of Unrestricted Cash of no less than (i) commencing on June 1, 2026 until May 31, 2028, $5,000,000, and (ii) commencing on June 1, 2028 until the date that the Obligations are repaid in full, $15,000,000.

9.03	Reporting Requirements

The Borrower hereby covenants and agrees that, except as otherwise permitted by the prior written consent of the Lender, the Borrower will cause to be prepared and delivered to the Lender:

(1)            Annual Reports. As soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower:

(a)	the audited Consolidated financial statements of the Borrower as at the end of such Fiscal Year and the related Consolidated statements of income, retained earnings and cash flows for such Fiscal Year, setting forth in comparative form the figures as at the end of and for the previous Fiscal Year, accompanied by an audit report of the Auditors, which report shall include an opinion of such Auditors which opinion shall not be qualified in any material respect and shall state that such financial statements were prepared in accordance with IFRS and that the audit by such Auditors in connection with such financial statements has been made in accordance with generally accepted auditing standards; and

(b)	a management discussion and analysis prepared by management of the Borrower for the relevant period, including commentary on the performance of the Loan Parties, a year-over-year comparison to the prior year result and annual budget, and such other information as may be requested by the Lender from time to time, acting reasonably.

(2)            Quarterly Reports. As soon as practicable and in any event within 45 days after the close of each Fiscal Quarter of the Borrower (including the fourth Fiscal Quarter), provide the Lender with its interim unaudited consolidated financial statements as at the end of such Fiscal Quarter, including balance sheet, statement of income and retained earnings, statement of changes in financial position and management discussion and analysis.

(3)            Monthly Reports. As soon as practicable and in any event within 35 days after the end of each month, a report of the Borrower and its Subsidiaries which includes: (i) the Consolidated Royalty Revenue of the Borrower (together with any statements or reports delivered under the Royalty Agreements in connection therewith) and Consolidated cash balance of the Borrower in Deposit Accounts of the Borrower and its Subsidiaries as at the last Business Day of such month; (ii) the cash balances of the Borrower and its Subsidiaries in Excluded Accounts as at the last Business Day of such month; and (iii) the average cash balance of the Borrower in Deposit Accounts of the Borrower over such month.

(4)            Public Filing. Any information filed by the Borrower on EDGAR shall deem to satisfy the delivery requirements set forth in paragraphs (1), and (2) above.

(5)            Compliance Certificate. As soon as practical and in any event within 45 days after the close of each Fiscal Quarter of the Borrower, provide the Lender with a Compliance Certificate, which shall include an update to Schedules F, G, 8.01(9), 8.01(13), 8.01(24), 8.01(27)(a) and 8.01(28).

(6)            Budget and Financial Forecasts. As soon as practicable and in any event not later than 30 days after the first day of each of its Fiscal Years, the Borrower shall deliver (i) a budget for the Loan Parties for that Fiscal Year, and (ii) financial forecasts for the immediately following Fiscal Year, in each case with financial projections for the Borrower on a consolidated basis, which shall include a projected income statement, projected balance sheet, projected statement of cash flows, estimates of Capital Expenditures and tax losses and deferrals, and underlying assumptions, all broken down quarterly for such Fiscal Year, and otherwise in detail acceptable to the Lender, acting reasonably.

(7)            Notice of Default or Event of Default. Promptly notify the Lender of any Default or Event of Default that would apply to it or to any Loan Party of which it becomes aware.

(8)            Notice of Material Adverse Effect. Promptly notify the Lender of any condition (financial or otherwise), event or change in its or any other Loan Party’s business, liabilities, operations, results of operations or assets which could reasonably be expected to have a Material Adverse Effect.

(9)            Notice of Litigation. Promptly notify the Lender of (a) any material change or event relating to any action or proceeding set out on Schedule 8.01(7) or (b) the commencement of, or the occurrence or non-occurrence of any change or event relating to, any action, suit or proceeding that would cause the representation and warranty contained in Section 8.01(7) of this Agreement relating to the absence of litigation to be incorrect if made at such time or that would require the payment of monies by the Borrower or any other Loan Party in excess of US$250,000 (or the Equivalent Amount in Canadian Dollars) either individually or in the aggregate.

(10)          Other Notices. Promptly, upon having knowledge, give notice to the Lender:

(a)	any violation of any Applicable Law, Material Agreement or Material License which has or could reasonably be expected to have a Material Adverse Effect;

(b)	any termination of or default under a Material Agreement or Material License; and

(c)	any entering into of a Material Agreement or Material License, together with a true copy thereof;

(d)	the occurrence of any ERISA Event, together with a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and copies of all notices, communications and filings with, to, or from, any Governmental Authority relating to such ERISA Event; and

(e)	(i) any material increase in Unfunded Pension Liabilities (taking into account only US Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (ii) the existence of any potential withdrawal liability under Section 4201 of ERISA, if the Borrower and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, (iii) the adoption of, or the commencement of contributions to, any US Pension Plan or a Multiemployer Plan, or (iv) the adoption of any amendment to a US Pension Plan which results in a material increase in contribution obligations of the Borrower or any ERISA Affiliate, together with a detailed written description thereof from the chief financial officer of the Borrower and such other documents or governmental reports or filings relating to any of the foregoing as the Lender may reasonably request.

(11)          Taxes. Promptly, upon having knowledge, give notice to the Lender of the commencement or notice of any investigation, audit, re-assessment, re-filing, re-statement or reconsideration of any previously filed tax returns in any jurisdiction, or any formal review or process that could result in any such event, or any change in tax law or policy or the application of existing tax law or policy to the Loan Parties, that could result in increased tax liability for the Loan Parties for any future period.

(12)          Public Reporting. Promptly upon the issuance thereof, provide the Lender with copies of all annual reports, annual information forms and material change reports filed with any stock exchange, securities commission or similar regulatory body in any jurisdiction (except for, without limitation of or derogation from the Borrower’s obligations hereunder, any material change report filed on a confidential basis with any securities commission or stock exchange).

(13)          Royalty Asset Reporting. Promptly and, in any event, within five (5) Business Days of receipt of same from the counterparty to any Royalty Asset, deliver to the Lender copies of all notices and reporting deliverables received from such counterparty pursuant to such Royalty Asset (including any royalty statements or similar documents evidencing the calculation and payment of any amounts under such Royalty Asset).

(14)          Other Information. Unless restricted from doing so under Applicable Law, promptly deliver to the Lender such other information relating to the business, liabilities, operations, results of operations, assets or prospects of the Loan Parties and compliance by the Loan Parties with their obligations under the Loan Documents as the Lender may reasonably request from time to time.

9.04	Negative Covenants

Each Loan Party hereby covenants and agrees that, except as otherwise permitted by the prior written consent of the Lender, the Loan Parties will not and will ensure that each of their respective Subsidiaries will not:

(1)            Disposition of Property. Dispose of, in one transaction or a series of transactions, all or any part of its Property, whether now owned or hereafter acquired, other than a Permitted Disposition.

(2)            Fundamental Changes. Enter into any corporate (or other analogous) transaction (or series of transactions), whether by way of arrangement, reorganization, consolidation, liquidation, amalgamation, merger or otherwise whereby all or substantially all of its undertaking and assets would become the property of any other Person or, in the case of any amalgamation, the property of the continuing corporation resulting from the amalgamation, or sell, lease or dispose of all or substantially all its assets, except for such transactions as are among (i) Loan Parties other than the Borrower, and (ii) Loan Parties and any Subsidiaries where a Loan Party is the surviving entity or where all of such assets are transferred to such Loan Party, if at the time of and immediately after giving effect to such transaction, (a) no Event of Default has occurred and be continuing and (b) such Loan Party delivers such documents to the Lender as may be required by the Lender to confirm all of its Obligations under the Loan Documents and such other certificates and opinions as may be required by the Lender.

(3)            No Debt. Create, incur, assume or permit any Debt to remain outstanding, other than Permitted Debt; provided that, at the time of the incurrence of any Permitted Debt and after giving effect to the incurrence of any Permitted Debt and the use of the proceeds thereof, no Event of Default shall have occurred and be continuing or would result therefrom.

(4)            No Financial Assistance. Give or permit to be outstanding any Financial Assistance to any Person other than Permitted Financial Assistance; provided that no Financial Assistance shall be given by a Loan Party to any Person if a Default or Event of Default shall have occurred and be continuing or would result therefrom.

(5)            No Distributions. Make or permit any Distributions, other than Permitted Distributions; provided that no Distributions shall be paid by the Borrower if a Default or an Event of Default shall have occurred and be continuing or would result therefrom, and provided further that no Distribution shall be made out of any Royalty Proceeds Account unless all amounts then due and payable under the Loan Documents have been paid in full and no Default or Event of Default has occurred and is continuing.

(6)            Restrictive Agreements. Other than this Agreement, enter into any agreement that would limit the ability of any Loan Party to (i) effect any dividends or distributions to the Borrower, (ii) create, incur, assume or suffer to exist Encumbrances on its property to secure the Obligations or (iii) perform its obligations under any Loan Document; provided that the foregoing clause (ii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Permitted Debt described in clause (c) of the definition of Permitted Debt solely to the extent that any such negative pledge relates to the property financed by or the subject of such Permitted Debt.

(7)            No Encumbrances. Create, incur, assume or permit to exist any Encumbrance upon any of its Property other than Permitted Encumbrances.

(8)            No Acquisitions. Make any Acquisition other than Permitted Acquisitions.

(9)            Investments. No Loan Party shall make any Investments other than Permitted Investments provided no Default or Event of Default exists at the time of such proposed Investment and no Default or Event of Default would exist immediately after the implementation of any such proposed Investment.

(10)          No Change to Year End. Make any change to its Fiscal Year, other than, in the case of a Loan Party, to a Fiscal Year which is the same as the Borrower.

(11)          No Change to Business. Make any change to the nature of the Business carried on by the Borrower and the Loan Parties (taken as a whole) whereby the nature of the Business would be materially altered from that carried on the Closing Date.

(12)          No Equity Issuances. Except (i) Excluded Issuances, and (ii) as otherwise permitted by the prior written consent of the Lender, permit the Guarantors to issue any Equity Interests to any Person that is not a Loan Party.

(13)          Amendments to Organizational Documents. Amend any of its Organizational Documents in a manner that would be prejudicial to the interests of any of the Lender under the Loan Documents.

(14)          Material Agreements. (i) Amend, vary, alter or waive any material term of any Material Agreement, or (ii) allow any circumstances to arise which would (A) allow any Material Agreement to lapse or to be terminated during its term, or (B) in the case of any Royalty Asset, allow for the subordination, postponement, or similar action in respect of any obligations owing to the Loan Party under such Royalty Asset; provided that, without limiting the foregoing, no Loan Party shall exercise, amend, waive, consent to, permit, allow or otherwise take any action in respect of any buyback, repurchase, reduction, release, termination, transfer or similar right under any Royalty Asset, in each case without the prior written consent of the Lender; provided, further, that no Lender consent shall be required for (A) any step-down, reduction or similar adjustment that occurs automatically pursuant to the terms of any Royalty Asset as in effect on the Closing Date or as otherwise approved by the Lender in writing, or (B) the receipt by a Loan Party of any payment in respect of a buyback or repurchase right exercised by a counterparty, to the extent such right exists as of the Closing Date.

(15)          Non-Arm’s Length Transactions. Enter into any transaction, contract, agreement or otherwise with, or for the benefit of, any Person (other than the Borrower or a Loan Party) not dealing at Arm’s Length with the transacting Loan Party unless such transaction is on terms that are not less favorable to the applicable Loan Party than the terms would be of any substantially similar Arm’s Length transaction. For greater certainty, the foregoing shall require that the aggregate consideration payable by the applicable Loan Party (including, without limitation, any upfront purchase price, royalty, licensing fee, milestone payment, revenue-sharing arrangement, profit-sharing arrangement, or other ongoing or contingent payment obligation) does not exceed the aggregate consideration that would be payable in any substantially similar Arm's Length transaction. Without limiting the generality of the foregoing, no Loan Party shall, in connection with any Acquisition or other transaction with a Person not dealing at Arm's Length, agree to pay any royalty, licensing fee, or other ongoing payment that would not be required in a bona fide Arm's Length transaction for the same or similar Property or rights, and the Lender may, acting reasonably, require the Borrower to deliver an independent third-party valuation or fairness opinion in connection with any such transaction having an aggregate value in excess of US$1,000,000.

(16)          Hedging Contracts. Other than any Hedge that constitutes a Permitted Hedge, enter into or permit to be outstanding at any time any Hedge.

(17)          Capital Expenditure. Make or incur, or permit to be made or incurred, any Capital Expenditures [other than Capital Expenditures in any given Year in an amount not more than the lesser of (x) 110% of the Capital Expenditures budgeted for in the budget and financial projections delivered in accordance with Section 9.03(5) for such Fiscal Year, and (y) $1,000,000.

(18)          Limitations on Name Change, Location of Assets, Jurisdiction of Incorporation or Formation and Chief Executive Office or Registered Office. Change:

(a)	its name;

(b)	its jurisdiction of incorporation or formation, the laws governing its constating documents, or the statute under which it is created or organized; or

(c)	the jurisdiction in which its chief executive office or registered office is located,

in each case, unless (i) it has provided the Lender with at least ten (10) Business Days prior written notice; and (ii) the applicable Loan Party has first executed and delivered to the Lender all Security and all financing or registration statements in form and substance satisfactory to the Lender which the Lender or its counsel, acting reasonably, from time to time deem necessary or advisable to ensure that the Security at all times constitutes a first ranking security interest over the Property of such Loan Party (that constitutes Collateral) notwithstanding such change as aforesaid together with such supporting certificates, resolutions, opinions and other documents as the Lender may deem necessary or desirable in connection with such security and registrations.

(19)          Location of Assets. Except for any Property in transit in the ordinary course of business, store or place any Property outside of the jurisdictions identified in Schedule 8.01(13) or move any Property from one jurisdiction to another jurisdiction where the movement of such Property would cause the Encumbrance of the Security Documents over such Property (that constitutes Collateral) to cease upon such movement to be perfected under Applicable Law, or suffer or permit in any other manner any of its Property (that constitutes Collateral) to not be subject to the Encumbrance of the Security Documents or to be or become located in a jurisdiction as a result of which the Encumbrance over such Property (that constitutes Collateral) is not perfected, unless (a) the Loan Party has first given thirty (30) days’ prior written notice thereof to the Lender (or, if such cessation of perfection would not occur upon such movement, at least 30 days prior to the date such cessation would occur), and (b) the applicable Loan Party has first executed and delivered to the Lender all Security and all financing or registration statements in form and substance satisfactory to the Lender which the Lender or their counsel, acting reasonably, from time to time deem necessary or advisable to ensure that the Security at all times constitutes a first ranking security interest over such Property (that constitutes Collateral) notwithstanding the movement or location of such Property (that constitutes Collateral) as aforesaid together with such supporting certificates, resolutions, opinions and other documents as the Lender may deem necessary or desirable in connection with such security and registrations.

(20)          Restriction on Use of Proceeds. The Borrower will not use the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

(21)          Pension Plans. Except as in place as of the Closing Date and disclosed in Schedule 8.01(20), no Loan Party shall sponsor, administer or contribute to a Canadian Pension Plan.

(22)          Bank Accounts. Maintain any funds or deposits in any Deposit Account or securities account (other than Excluded Accounts) (i) outside of Canada or the United States and (ii) that is not subject to a Deposit Account Control Agreement or securities account control agreement; provided that all proceeds in respect of Royalty Assets shall be maintained only in a Royalty Proceeds Account that is subject to a Deposit Account Control Agreement.

(23)          Excluded Accounts. Maintain funds or deposits in Excluded Accounts exceeding the aggregate amount of $1,000,000.

(24)          Property in United Kingdom and United Arab Emirates. Without limiting or derogating from Section 9.04(19), own, place, store, or otherwise hold any right, benefit, title and interest in any Property in the United Kingdom or the United Arab Emirates, in each case, unless:

(a)	the value of all Property that the Loan Parties own, place or store, or in respect of which the Loan Parties otherwise hold any right, benefit, title, or interest, in such jurisdiction does not exceed $300,000 in the aggregate in such jurisdiction; or

(b)	each Loan Party that owns, places, stores, or otherwise holds any right, benefit, title or interest in such Property in such jurisdiction has first executed and delivered to the Lender: (i) all Security and all financing or registration statements, necessary or advisable to ensure that the Security at all times constitutes a first ranking security interest over such Property; and (ii) such supporting certificates, resolutions, opinions and other documents as the Lender may deem necessary or desirable in connection with such security and registrations, in each case, in form and substance satisfactory to the Lender.

Article 10
DEFAULT

10.01	Events of Default

The occurrence of any one or more of the following events (each such event being herein referred to as an “Event of Default”) will constitute a default under this Agreement:

(1)            if any Loan Party fails to pay any amount of principal of the Advance or any Prepayment Fee, in each case when due and payable, including for certainty with respect to any mandatory prepayment required by Section 5.01 of this Agreement; or

(2)            if any Loan Party fails to pay any interest or other fees when due and payable hereunder or under any other Loan Document and such non-payment continues for a period of three (3) Business Days; or

(3)            if any Loan Party fails to pay any Obligation (other than an Obligation for which a failure to pay is specifically dealt with elsewhere in this Section 10.01) when due and payable and such non-payment continues for a period of five (5) days after notice by the Lender (at the direction of the Lender); or

(4)            if the Borrower fails to observe or perform the financial covenant in Section 9.02 of this Agreement; or

(5)            if any Loan Party fails to observe or perform any of the negative covenants in Section 9.04 of this Agreement; or

(6)            if any Loan Party fails to observe or perform any of the positive covenants in Section 9.01 of this Agreement (other than a positive covenant for which a failure to observe or perform is specifically dealt with elsewhere in this Section 10.01) or the reporting covenants in Section 9.03 of this Agreement, as applicable, and the applicable Loan Party fails to remedy such default within the earlier of fifteen (15) days from the date (i) the applicable Loan Party becomes aware of such default or (ii) the Lender (at the direction of the Lender) delivers written notice of the default to the Borrower; or

(7)            if any Loan Party neglects to observe or perform any covenant or obligation in this Agreement or in any other Loan Document on its part to be observed or performed (other than, in each case, a covenant or condition whose breach or default in performance is specifically dealt with elsewhere in this Section 10.01) and the applicable Loan Party fails to remedy such default within the earlier of thirty (30) days from the date (i) such Loan Party becomes aware of such default or (ii) the Lender delivers written notice of the default to the Borrower; or

(8)            if any information, representation or warranty made by any Loan Party in this Agreement, any Loan Document or in any certificate or other document at any time delivered (or deemed to be delivered) hereunder to the Lender proves to have been incorrect or misleading in any material respect on and as of the date thereof; or

(9)            if any Loan Party ceases or threatens to cease to carry on business generally except as permitted by this Agreement, or admits its inability or fails to pay its debts generally; or

(10)          if any Loan Party fails to pay when due or upon demand, in the case of monies payable on demand, or at maturity, or within any applicable period of grace, Debt in respect of monies borrowed, raised or guaranteed in an amount in excess of US$250,000 (or the Equivalent Amount thereof in other currencies), or fails to observe or perform any term, covenant or agreement contained in any agreement by which it is bound evidencing or securing monies borrowed, raised, or guaranteed in an amount in excess of US$250,000 (or the Equivalent Amount thereof in other currencies) and, as a result, the holder or holders, or beneficiary or beneficiaries, thereof or of any such obligations issued thereunder cause or are entitled to cause the acceleration of the maturity thereof or of any such obligations; or

(11)          if any Loan Party denies its obligations under any Loan Document or claims any of the Loan Documents to be invalid or withdrawn in whole or in part; or

(12)          if any of the Loan Documents or any material provision of any of them becomes unenforceable, unlawful or is changed by virtue of legislation or by order or judgment of a court of competent jurisdiction, and the applicable Loan Party does not, within fifteen (15) days of receipt from the Lender of notice of such Loan Document or material provision becoming unenforceable, unlawful or being changed and being provided with any required new agreement or amendment for execution, replace such Loan Document with a new agreement that is in form and substance satisfactory to the Lender or amend such Loan Document to the satisfaction of the Lender; or

(13)          if a decree or order of a court of competent jurisdiction is entered adjudging any Loan Party a bankrupt or insolvent or approving as properly filed an application or petition seeking the winding-up of any Loan Party under any Insolvency Legislation or issuing sequestration or process of execution against any substantial part of the assets of any Loan Party or ordering the winding-up or liquidation of its affairs; or

(14)          if any Loan Party becomes insolvent, makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal or seeks relief under any Insolvency Legislation, is adjudged bankrupt, files an application, petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrate or other Person with similar powers of itself or of all or any substantial portion of its assets, or files an application, petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights or consents to, or acquiesces in, the filing of such an application or petition; or

(15)          if any proceeding or filing is commenced, instituted or made against any Loan Party seeking to have an order for relief entered against such Loan Party as debtor under, or to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, winding-up, reorganization, arrangement, adjustment or composition under, any Insolvency Legislation, or seeking appointment of a receiver, trustee, custodian or other similar official for any Loan Party or for any substantial part of its properties or assets, unless the proceeding or filing is being contested actively and diligently in good faith by appropriate and timely proceedings and is dismissed, vacated or indefinitely stayed within sixty (60) days of its institution; or

(16)          if an Encumbrancer takes possession by appointment of a receiver, receiver and manager, or otherwise of any material portion of the Property of any Loan Party; or

(17)          if a final judgment or decree for the payment of money due (to the extent not covered by independent third-party insurance from a financially sound and reputable insurance company, as to which such insurer has been notified of the potential claim and does not dispute coverage) has been obtained or entered against any Loan Party in an amount, when combined with any other such judgment or decrees, is in an amount in excess of US$250,000 (or the Equivalent Amount thereof in Canadian Dollars), and within thirty (30) days thereof, such judgment or decree has not been vacated, discharged or stayed pending appeal or the applicable Loan Party has not demonstrated to the satisfaction of the Lender that it has the financial ability to satisfy such judgment or decree without adversely affecting in any material way such Loan Party’s ability to perform its obligations under the Loan Documents; or

(18)          if an ERISA Event occurs with respect to a US Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in the incurrence of liability by the Borrower or an ERISA Affiliate exceeding US$1,000,000; or

(19)          if there is or arises an Unfunded Pension Liability (taking into account only US Pension Plans with positive Unfunded Pension Liability) exceeding US$1,000,000; or

(20)          if there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, exceeding US$1,000,000 or more; or

(21)          if a Change of Control occurs; or

(22)          except as permitted hereunder, if proceedings are commenced for the dissolution, liquidation or winding-up of any Loan Party, or for the suspension of the operations of any Loan Party, unless such proceedings are being actively and diligently contested in good faith; or

(23)          if a Material Adverse Effect has occurred; or

(24)          if any Loan Party fails to observe or perform any of the positive covenants in Section 9.01(21).

10.02	Acceleration and Termination of Rights

(1)            If any Event of Default occurs and is continuing, all Obligations will, upon demand made by the Lender, become immediately due and payable at the rate or rates determined as herein provided, including for certainty the Prepayment Fee (at the applicable rate set out in Section 5.03 of this Agreement), as applicable, to the date of actual payment thereof, without notice, presentment, protest, additional demand, notice of dishonour or any other demand or notice whatsoever, all of which are hereby expressly waived by each Loan Party, and the Commitments will be terminated; provided, if any Event of Default described in Sections 10.01(13) through 10.01(15) of this Agreement with respect to the Borrower occurs, the Commitments (if not theretofore terminated) will automatically terminate, and the outstanding principal amount of the Advance and all other Obligations will automatically be and become immediately due and payable (including, for certainty, the Prepayment Fee).

(2)            In such event the Lender, may exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against any Loan Party authorized or permitted by any Loan Document or by law for the recovery of all the Obligations of the Loan Parties to the Lender and no such remedy for the enforcement of the rights of the Lender will be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

10.03	Remedies Cumulative and Waivers

For greater certainty, it is expressly understood and agreed that the respective rights and remedies of the Lender hereunder or under any other Loan Document or instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other document or instrument executed pursuant to this Agreement will not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for such default or breach. Any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by the Lender will be effective only in the specific instance and for the purpose for which it was given and will be deemed not to be a waiver of any rights and remedies of the Lender under this Agreement or any other Loan Document or instrument executed pursuant to this Agreement as a result of any other default or breach hereunder or thereunder.

10.04	Perform Obligations

If an Event of Default has occurred and is continuing, and if any Loan Party has failed to perform any of its covenants or agreements in the Loan Documents, the Lender may perform any such covenants or agreements in any manner deemed fit by the Lender without thereby waiving any rights to enforce the Loan Documents. The reasonable expenses (including any legal costs) paid by the Lender in respect of the foregoing will be an Obligation.

10.05	Third Parties

No Person dealing with the Lender or any agent of the Lender will be concerned to inquire whether the powers which the Lender are purporting to exercise have been exercisable.

Article 11
COSTS, EXPENSES AND INDEMNIFICATION

11.01	Costs and Expenses

(1)            The Borrower will pay, promptly upon notice from the Lender, all reasonable costs and expenses of the Lender in connection with preparation, execution and delivery of this Agreement and the other documents to be delivered hereunder, the administration of the loans made hereunder up to and including the later of: (i) the Maturity Date and (ii) the irrevocable payment in full of the Obligations, whether or not any Advance has been made hereunder, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of Lender’s Counsel with respect thereto and with respect to advising the Lender, as applicable, as to its or their rights and responsibilities under this Agreement and the other Loan Documents to be delivered hereunder.

(2)            The Borrower further agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Lender in connection with (i) the preparation or review of waivers, consents and amendments, (ii) questions relating to the administration or interpretation of this Agreement and the other Loan Documents, (iii) the establishment of the validity and enforceability of this Agreement, (iv) the preservation or enforcement of rights of the Lender under this Agreement and other Loan Documents to be delivered hereunder, and (v) the performance or administration of, or the exercise of any right or remedy of any nature or kind contained in, this Agreement or in any Loan Document, including, without limitation, all reasonable costs and expenses sustained by the Lender as a result of any failure by any Loan Party to perform or observe any of its obligations hereunder. This Section 11.01 shall not apply to any Taxes, other than any Taxes that represent losses, costs, expenses or liabilities arising from any non-Tax claim.

11.02	Indemnification by the Loan Parties

(1)            Each of the Loan Parties shall indemnify the Lender and each Related Person of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all claims suffered or incurred by any Indemnitee or asserted against any Indemnitee by any third party or by such Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of, or the enforcement, performance or administration of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the Loan Parties of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such claims (x) as to the Lender and its Related Persons, are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the negligence, criminal acts or omissions or wilful misconduct of such Indemnitee, (y) as to the Lender and its Related Persons, result from a claim brought by any Loan Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and non-appealable judgment in its favour relating to such claim as determined by a court of competent jurisdiction, or (z) as to the Lender and its Related Persons, are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee, nor shall it be available in respect of matters specifically addressed in Sections 11.01 and 12.01 of this Agreement.

(2)            A certificate of the Lender or other written document as to the amount of any such loss or expense will be prima facie evidence as to the amount thereof, in the absence of manifest error.

(3)            The agreements in Sections 11.01, 11.02 and 11.03 will survive the termination of this Agreement and repayment of the Obligations and the earlier resignation or removal of the Lender.

11.03	Specific Environmental Indemnification

The Borrower will defend and indemnify the Lender (and each of their Related Persons) and hold each of them harmless at all times from and against any and all costs, losses, damages, expenses, judgments, suits, claims, awards, fines, sanctions and liabilities whatsoever (including any reasonable out-of-pocket costs or expenses for preparing any necessary environmental assessment report or other such other reports) by a third party against the Lender (and each of their Related Persons) or any of them related to or as a result of (i) any release, deposit, discharge, or disposal of any Hazardous Substance in connection with the property or business of the Loan Parties; and (ii) the remedial actions (if any) taken by the Lender in respect of such release, deposit, discharge or disposal; or (iii) a failure by any Loan Party to comply with Requirements of Environmental Law. The Borrower will have the sole right, at its expense, to control any such legal action or claim and to settle on terms and conditions approved by the Borrower and approved by the party named in such legal action or claim whether it be the Lender, or any of them, acting reasonably, provided that, if, in the opinion of the Lender, or any of them, as the case may be, the interests of the Lender or any of them are different from those of the Borrower in connection with such legal action or claim, the Lender, or any of them, will have the sole right, at the Borrower’s expense, to defend their own interests, provided that any settlement of such legal action or claim will be on terms and conditions approved by the Borrower, acting reasonably. If the Borrower does not defend the legal action or claim, the Lender will have the right to do so on their own behalf and on behalf of the Borrower, as the case may be, at the expense of the Borrower. The defence and indemnity obligations contained throughout this Agreement will survive the termination of this Agreement and repayment of the Obligations and the earlier resignation or removal of the Lender.

11.04	Limitation of Liability

(1)            The Lender’s liability to the Loan Parties under this Agreement shall be strictly limited to its obligation to make the Advance to the Borrower under the Loan Facilities on the terms and conditions set out in this Agreement.

(2)            To the fullest extent permitted by Applicable Laws, no Loan Party shall assert, and hereby waives, any claim against each Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, provided such information or materials are distributed by such Indemnitee in accordance with the provisions of this Agreement or any other Loan Document. Notwithstanding the foregoing, nothing contained herein shall limit the liability of any Indemnitee in the case of gross negligence or wilful misconduct by such Indemnitee.

11.05	Exclusion

Notwithstanding Sections 11.01, 11.02, 11.03, and 11.04 of this Agreement the Borrower shall not be obliged to indemnify the Lender or any of its respective directors, officers, employees, affiliates, agents and representatives (each an “Indemnified Party”) for any losses, claims, damages, liabilities or related expenses which are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnified Parties.

Article 12
TAXES

12.01	Taxes

(1)            All payments to be made to the Lender pursuant to the Loan Documents will be made free and clear of, and without reduction for or on account of, any Taxes; provided, however, if any Taxes are required by Applicable Law to be withheld from any interest or other amount payable to the Lender under any Loan Document, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, the amount so payable by the applicable Loan Party to the Lender will be increased to the extent necessary so that after such deduction or withholding has been made (including such deduction and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Loan Parties will promptly following receipt of a request from the Lender, pay to the Lender any and all Taxes in the nature of sales, use, excise, value-added, goods and services, harmonized sales, stamp, property, court, documentary, intangible, recording, filing and similar Taxes payable under the laws of Canada or any Province of Canada or any other country or jurisdiction arising from any payment made hereunder or from the execution, delivery, performance, registration, receipt, perfection of a security interest or enforcement of, or otherwise with respect to, this Agreement or any other Loan Documents, but not including Excluded Taxes and Taxes imposed with respect to any assignment by the Lender. Whenever any Taxes are payable by a Loan Party pursuant to this Section, for the account of the Lender, a certified copy of an original official receipt showing payment of such Taxes (or other reasonable documentary evidence of such payment) will be promptly provided by such Loan Party to the Lender. If a Loan Party has paid over or remitted an amount on account of Taxes pursuant to this Section 12.01(1) and the amount so paid over or remitted is subsequently refunded to the Lender (or the Lender receives a credit in lieu of a refund), in whole or in part, the Lender will remit to such Loan Party, provided there is then no Default or Event of Default and subject to the set off rights of the Lender, such an amount equal to such refund (or credit in lieu of a refund) (but only to the extent of indemnity payments or additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The applicable Loan Party, upon request of the Lender, shall repay to the Lender the amount paid over pursuant to the foregoing sentence (plus penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay the amount of such refund to any Governmental Authority. Notwithstanding anything to the contrary in the preceding two sentences, in no event will the Lender be required to pay any amount to a Loan Party pursuant to this Section the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund (or credit in lieu of a refund) had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing in this paragraph shall be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Loan Parties or any other Person.

(2)            The Loan Parties shall indemnify the Lender within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes paid by the Lender or Lender (as applicable), on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 12.01) and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Lender, Lender or any member or equity owner of the Lender or Lender shall be conclusive absent manifest error. The obligations contained throughout this subsection (2) will survive the termination of this Agreement, any assignment of rights by, or the replacement of, the Lender (but only with respect to matters arising before the date of such assignment or replacement), the repayment of the Obligations and the earlier resignation or removal of the Lender.

(3)            If any Person becomes a Lender hereunder that is not a United States person as defined in Section 7701(a)(30) of the Code and that, at any of the following times, is entitled to an exemption from or reduction in United States withholding tax shall (a) on or prior to the date such Person becomes a party to this Agreement, (b) on or prior to the date on which any such form or certification expires or becomes obsolete, (c) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it and (d) from time to time if requested by the Borrower or a Lender, provide the Borrower with two completed copies of each of the following, as applicable:

(a)	in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(b)	executed copies of IRS Form W 8ECI;

(c)	in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate as set forth under Applicable Law to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Loan Party within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Loan Party as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(d)	to the extent such Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(4)            Each Lender that is a United States person as defined in Section 7701(a)(30) of the Code shall (A) on or prior to the date such Lender becomes a party to this Agreement, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it and (D) from time to time if requested by the Borrower, provide the Borrower with two completed copies of Form W-9 (certifying that such Lender is entitled to an exemption for U.S. backup withholding tax) or any successor form.

(5)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding or Canadian Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(6)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to the backup withholding or information reporting requirements. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall, at the time or times reasonably requested by the Borrower, update such form or certification or promptly notify the Borrower of its legal inability to do so. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 12.01(3), 12.01(4) and 12.01(5) of this Agreement) shall not be required if, in a Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial positions of such Lender. The obligations of the Lender contained throughout this subsection (6) will survive the termination of this Agreement, any assignment of rights by, or the replacement of, a Lender (but only with respect to matters arising before the date of such assignment or replacement), the repayment of the Obligations.

Article 13
SUCCESSORS AND ASSIGNS

13.01	Successors and Assigns

(1)            The Loan Documents will be binding upon and enure to the benefit of the Lender, the Borrower and their successors and assigns, except that the Borrower, other than as otherwise permitted hereunder, will not assign any rights or obligations with respect to this Agreement or any of the other Loan Documents without the prior written consent of the Lender.

(2)            The Lender may assign all or any portion of its rights and obligations under this Agreement without consent of the Borrower. The Borrower hereby consents to the disclosure of any Information to any potential assignee or Participant, provided that such potential assignee or Participant agrees in writing to keep the Information confidential as required pursuant to Section 14.01 of this Agreement.

(3)            A participation by the Lender of its interest (or a part thereof) hereunder or a payment by a Participant to the Lender as a result of the participation will not constitute a payment hereunder to the Lender or the Advance to the Borrower.

13.02	Participations

(1)            The Lender may sell participations to one or more banks, financial institutions or other Persons (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment), but the Participant will not become a Lender and:

(a)	the Lender’s obligations under this Agreement (including, without limitation, its Commitment) will remain unchanged;

(b)	the Lender will remain solely responsible to the other parties hereto for the performance of such obligations;

(c)	the Borrower, the Lender will continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement;

(2)            If the Lender sells a participation it shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Principal Amount or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, the Principal Amount or its other obligations under any Loan Document) to any Person except as required by law. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.

(3)            A Participant shall not be entitled to receive any greater payment under Section 12.01 of this Agreement than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Notwithstanding any other provision of any Loan Document, a Participant shall be treated as the Lender for purposes of Article 13.

Article 14
GENERAL

14.01	Exchange and Confidentiality of Information

(1)            The Lender acknowledges the confidential nature of the financial, operational and other information, reports and data provided and to be provided to it by the Borrower and each other Loan Party pursuant to this Agreement (the “Information”) and agrees to hold the Information in confidence and will not discuss or disclose or allow access to, or transfer or transmit the Information to any Person, provided however that:

(a)	the Lender may disclose all or any part of the Information if such disclosure is required by any Applicable Law, to the extent of such requirement, or is required in connection with any actual judicial, administrative or governmental proceeding, including, without limitation, proceedings initiated under or in respect of this Agreement, provided that in any such circumstance the Lender, as soon as reasonably practicable (unless prohibited by Applicable Law), will advise the Borrower of their obligation to disclose such Information in order to enable the Borrower, if it so chooses, to attempt to ensure that any such disclosure is made on a confidential basis;

(b)	the Lender may disclose Information to its Affiliates, financing sources and actual or prospective direct or indirect investors in the Lender and to any permitted assignees or Participants and to their respective counsel, agents, auditors, employees and advisors, provided that the Person to whom the disclosure is made is informed of the confidential nature of such information and instructed to keep such information confidential;

(c)	the Lender may disclose and discuss the Information with credit officers of any potential permitted assignees for the purposes of assignment permitted hereunder or any Participant for the purposes of a participation, provided that the Person to whom the disclosure is made is informed of the confidential nature of such information and instructed to keep such information confidential;

(d)	the Lender may disclose all or any part of the Information on a confidential basis to any direct or indirect contractual counter party or prospective counter party to a swap agreement, credit linked note or similar transaction, or such contractual counter parties’ or prospective counter parties’ professional advisors, provided that the Person to whom the disclosure is made is informed of the confidential nature of such information and instructed to keep such information confidential;

(e)	the Lender may disclose all or any part of the Information so as to enable the Lender to initiate any lawsuit against any Loan Party or to defend any lawsuit commenced by any Loan Party in respect of the Loan Documents, the issues of which are directly or indirectly related to the Information, but only to the extent such disclosure is necessary or desirable to the initiation or defence of such lawsuit;

(f)	the Lender may disclose all or any part of the Information on a confidential basis, with the prior written consent of the Borrower, to any insurance or re-insurance company for the purpose of obtaining insurance in respect of the Loan Facilities provided that the Person to whom the disclosure is made is informed of the confidential nature of such information and instructed to keep such information confidential; and

(g)	the Lender may disclose Information to any Person with the prior written consent of the Borrower.

(2)            Notwithstanding the foregoing, “Information” will not include any such information:

(a)	which is or becomes readily available to the public (other than by a breach hereof or by a breach of an obligation of confidentiality imposed on a permitted assignee, Participant, or other Person referred to in this Section) or which has been made readily available to the public by a Loan Party;

(b)	which the Lender can show was, prior to receipt thereof from a Loan Party, lawfully in the Lender’s or the Lender’s possession and not then subject to any obligation on its part to or for the benefit of such Loan Party to maintain confidentiality;

(c)	which the Lender received from a third party, prior to receipt thereof from a Loan Party, which was not, to the knowledge of the Lender after due enquiry, subject to a duty of confidentiality to or for the benefit of such Loan Party at the time the Information was so received; or

(d)	which the Lender can show was, prior to receipt thereof from a Loan Party, independently developed by the Lender.

14.02	Public Disclosure

Each Loan Party agrees that neither it nor any of its Affiliates shall issue any press release or other public disclosure using the name of the Lender or any of its Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of the Lender; provided that the foregoing shall not prohibit any disclosure required by Applicable Law, including applicable securities laws and the rules, regulations and requirements of the Securities and Exchange Commission or any applicable stock exchange, so long as, to the extent legally permissible and reasonably practicable, the applicable Loan Party gives the Lender prior notice thereof and a reasonable opportunity to review and comment on the form and content of such disclosure. Each Loan Party hereby authorizes the Lender, subject to the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), to advertise the closing of the transactions contemplated by this Agreement and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as the Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as the Lender shall deem appropriate.

14.03	No Publicity

Except as otherwise permitted herein, each Loan Party agrees not to disclose to any third party (other than Persons who have a “need to know” in connection with this Agreement) the existence or terms and conditions of this Agreement or the other Loan Documents or the identities of the Lender, except (a) with the prior written consent of the Lender, or (b) to the extent required by Applicable Law, including applicable securities laws and the rules, regulations and requirements of the Securities and Exchange Commission or any applicable stock exchange, or in connection with any public filing, offering document, financing document or other disclosure document required to be provided to investors, noteholders, Governmental Authorities or other third parties pursuant to Applicable Law; provided that the applicable Loan Party shall, to the extent legally permissible and reasonably practicable, provide the Lender with prior notice of such disclosure and a reasonable opportunity to review and comment thereon. Each Loan Party shall direct its Related Persons to comply with the terms of this Section, and each Loan Party shall be responsible for any breach of the terms of this paragraph by its Related Persons. This provision shall survive any termination of this Agreement. Each Loan Party agrees that legal remedies available at law or in equity to the Lender, including injunctive relief, may be appropriate in the event of a breach of this provision by any Loan Party.

14.04	Nature of Obligations under this Agreement

(1)            The obligations of the Lender under this Agreement are several and not joint and several. The failure of the Lender to carry out its obligations hereunder will not relieve the Lender or the Borrower of any of their respective obligations hereunder.

(2)            The Lender will be responsible for the obligations of the Lender hereunder.

14.05	Notice

Any notice or communication to be given under this Agreement (other than telephone notice as specifically provided in this Agreement) may be effectively given by delivering (whether by courier or personal delivery) the same at the mailing addresses set out on the signature pages of this Agreement, to the mailing address provided by such assignee to the Borrower and the Lender in connection with the applicable transfer or assignment to such assignee or by electronic communication (including e-mail) to the parties at the facsimile numbers or email addresses set out on the signature pages of this Agreement (or with respect to any assignee pursuant to the facsimile number provided by such assignee to the Borrower and the Lender in connection with the applicable transfer or assignment to such assignee). Any notice sent by electronic communication (including e-mail) will be deemed to have been received on transmission (and receipt of confirmation of transmission) if sent by any party to this Agreement before 4:00 p.m. (Toronto time) on a Business Day and, if not, on the next Business Day following transmission. Any party may from time to time notify the other parties, in accordance with the provisions of this Section, of any change of its mailing address, facsimile number or email address which after such notification, until changed by like notice, will be the mailing address, facsimile number or email address, as the case may be, of such party for all purposes of this Agreement.

14.06	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where Property or assets of the Borrower may be found.

14.07	Judgment Currency

(1)            If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 14.07 referred to as the “Judgment Currency”) an amount due in Canadian Dollars or United States Dollars under this Agreement, the conversion will be made at the rate of exchange prevailing on the Business Day immediately preceding:

(a)	the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(b)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 14.07(1)(b) being hereinafter in this Section 14.07 referred to as the “Judgment Conversion Date”).

(2)            If, in the case of any proceeding in the court of any jurisdiction referred to in Section 14.07(1)(b) of this Agreement, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable Loan Party will pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Canadian Dollars or United States Dollars, as the case may be, which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(3)            Any amount due from a Loan Party under the provisions of Section 14.07(2) of this Agreement will be due as a separate debt and will not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(4)            The term “rate of exchange” in this Section 14.07 means the spot rate of exchange based on Canadian interbank transactions in Canadian Dollars or United States Dollars, as the case may be, in the Judgment Currency published or quoted by the Bank of Canada at the close of business for the Business Day in question (or, if such conversion is to be made before close of business on such Business Day, then at close of business on the immediately preceding Business Day), or if such rate is not so published or quoted by the Bank of Canada, such term will mean the Equivalent Amount of the Judgment Currency.

14.08	Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the Borrower, the Lender and their respective permitted successors and permitted assigns.

14.09	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

14.10	Whole Agreement

From the Closing Date, this Agreement supersedes all prior agreements, undertakings, declarations, commitments, representations, written or oral, in respect thereof.

14.11	Further Assurances

The Borrower, the Lender will promptly cure any default by it in the execution and delivery of this Agreement, the Loan Documents or any of the agreements provided for hereunder to which it is a party. The Borrower, at its expense, will promptly execute and deliver to the Lender, upon request by the Lender, all such other and further documents, agreements, opinions, certificates and instruments in compliance with, or accomplishment of the covenants and agreements of the Borrower hereunder or more fully to state the obligations of the Borrower as set forth herein or to make any recording, file any notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.

14.12	Waiver of Jury Trial

THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER. THE BORROWER AND THE LENDER ACKNOWLEDGE AND AGREE THAT THEY HAVE RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH THEY ARE A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT.

14.13	Consent to Jurisdiction

(1)            Each Loan Party irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and the federal courts of Canada sitting in Ontario, and hereby irrevocably agrees that all claims in respect of any action or proceeding arising out of or relating to this Agreement or any other Loan Document may be heard and determined in such courts. Each Loan Party hereby irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding.

(2)            Each Loan Party hereby irrevocably consents to the service of any and all process in such action or proceeding by the delivery of such process to such Loan Party at its address provided in accordance with Section 14.05 of this Agreement.

14.14	Time of the Essence

Time will be of the essence of this Agreement.

14.15	Electronic Execution

The words “execution”, “signed”, “signature” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act as the case may be.

14.16	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

14.17	Delivery by Facsimile or Other Electronic Transmission

This Agreement may be executed and delivered by facsimile or other electronic transmission (in .pdf format), and each of the parties hereto may rely on such facsimile or other electronic signature as though such facsimile or other electronic signature were an original signature.

14.18	Term of Agreement

This Agreement shall remain in full force and effect until the payment and performance in full of all of the Obligations (other than those Obligations of the Loan Parties to indemnify the Lender, including, without limitation, the indemnities set forth in Sections 4.04 and 4.05 and Article 11 Article 12of this Agreement, which shall survive and continue to be in full force and effect).

14.19	USA PATRIOT Act

The Lender may be subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower and (with respect to the Lender) the Lender that pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower and the Lender, as applicable, which information includes the name and address of the Borrower and the Lender, as applicable, and other information that will allow the Lender to identify the Borrower and the Lender, as applicable, in accordance with the USA PATRIOT Act.

14.20	Anti-Money Laundering Legislation

(1)            The Loan Parties acknowledge that the Lender has certain anti-money laundering and anti-terrorism responsibilities under various laws and regulations and that from time to time the Lender (including any permitted assignee) may request information in order to comply with Applicable Laws and internal requirements (including any applicable “know your customer” or “know your client” requirements). The Loan Parties will promptly provide the Lender with any additional information reasonably requested within 30 days of such request. The Borrower shall also provide the Lender with prompt written notice of any change in the beneficial ownership, key officers or directors of the Borrower after the date of this Agreement.

[The remainder of this page is left intentionally blank. The signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

BORROWER:

Address:	THE METALS ROYALTY COMPANY INC.

By:
Attention:		Name:
Email:		Title:

By:
Name:
Title:

Loan Agreement Signature Page S-1

GUARANTORS:

Address:	TMCR OPERATIONS INC.

By:
Attention:		Name:
Email:		Title:

By:
Name:
Title:

Address:	TMCR USA HOLDINGS INC.

By:
Attention:		Name:
Email:		Title:

By:
Name:
Title:

Address:	TMCR USA OPERATIONS INC.

By:
Attention:		Name:
Email:		Title:

By:
Name:
Title:

Loan Agreement Signature Page S-2

LENDER:

Address:	AMERICAN LIFE & SECURITY CORP., as Lender

Administrator
Alter Domus
1289 W City Center Drive, Suite 100	By:
Carmel, IN 46032		Name:
Phone: +1 (317) 510-7100		Title:
Email: Treasury@american-life.com;
midwestla@alterdomus.com;	By:
invnotices@midwestholding.com		Name:
Title:

with a copy to:

American Life & Security Corp.

2900 S. 70th Street, Suite 400

Lincoln, NE 68506

Phone: +1 (402) 817-5701

Email: Treasury@american-life.com;

1505ops@midwestholding.com

with a copy to (for operations/treasury requests):

Email: Treasury@american-life.com;

midwestla@alterdomus.com;

1505ops@midwestholding.com

Loan Agreement Signature Page S-3

SCHEDULE A – COMMITMENT

Lender	Term Loan Commitment		DDTL Commitment		Total Commitment
American Life & Security Corp.	US$	44,559,585.49	US$	7,253,886.00	US$	51,813,471.49

SCHEDULE B
NOTICE OF REQUEST FOR ADVANCE

TO:	American Life & Security Corp., as lender (the “Lender”)

RE:	Loan agreement dated as of May 29, 2026 between The Metals Royalty Company Inc., as borrower (the “Borrower”), and the Lender (as may be amended, restated, supplemented, replaced or otherwise modified from time to time, the “Loan Agreement”)

DATE:

All defined terms set forth, but not otherwise defined, in this notice shall have the respective meanings set forth in the Loan Agreement.

The Borrower hereby gives irrevocable notice of its request under the [Indicate Facility] for an Advance to be made on the [Closing Date/date listed below], pursuant to Section [xx] of the Loan Agreement as follows:

1.	Amount of Advance: US$ .

2.	Proposed Advance Date: _________________.

General

The Borrower hereby certifies as follows:

1.	The representations and warranties in Section 8.01 of the Loan Agreement, other than those representations and warranties which speak to a specific date, which remain true and correct in all material respects (unless already qualified as to materiality, in which case they shall be true and correct in all respects) other than as at such date, are true and correct in all material respects as of the Advance Date.

2.	No Default or Event of Default exists on the date hereof, and the completion of the borrowing contemplated hereunder will not result in the occurrence of an Event of Default or a Default.

3.	No Material Adverse Effect has occurred and is continuing.

4.	All other conditions precedent in the Loan Agreement that have not been waived upon which the Borrower may obtain an Advance have been fulfilled.

[The remainder of this page is left intentionally blank. The signature page follows.]

Dated as of the first date written above.

THE METALS ROYALTY COMPANY INC.

By:
Authorized Signatory

Signature Page – Notice for Request of Advance

SCHEDULE C
REPAYMENT NOTICE

TO:	American Life & Security Corp., as lender (the “Lender”)

RE:	Loan agreement dated as of May 29, 2026 between The Metals Royalty Company Inc., as borrower (the “Borrower”), and the Lender, as lender (as may be amended, restated, supplemented, replaced or otherwise modified from time to time, the “Loan Agreement”)

DATE:

All defined terms set forth, but not otherwise defined, in this notice shall have the respective meanings set forth in the Loan Agreement.

The Borrower hereby gives irrevocable notice of its voluntary repayment or prepayment of [all/a portion of] the Principal Amount pursuant to the Loan Agreement as follows:

1.	Total amount of repayment or prepayment: US$_______________________

2.	Prepayment Fee (if applicable): US$______________________

3.	Date of repayment: _______________________.[1]

[The remainder of this page is left intentionally blank. The signature page follows.]

1At least five (5) Business Days’ prior written notice of the repayment

Dated as of the first date written above.

THE METALS ROYALTY COMPANY INC.

By:
Authorized Signatory

SCHEDULE D
FORM OF COMPLIANCE CERTIFICATE

TO:	American Life & Security Corp., as lender (the “Lender”)

RE:	Loan agreement dated as of May 29, 2026 between The Metals Royalty Company Inc., as borrower (the “Borrower”), and the Lender, as lender (as may be amended, restated, supplemented, replaced or otherwise modified from time to time, the “Loan Agreement”)

DATE:	■

The undersigned, the [insert title of senior officer] of the Borrower, hereby certifies, in that capacity and without personal liability, that:

1.	I have read and am familiar with the provisions of the Loan Agreement and have made such examinations and investigations, including a review of the applicable books and records of the Borrower, as are necessary to enable me to express an informed opinion as to the matters set out herein and to furnish this Certificate.

2.	I have furnished this Certificate with the intent that it may be relied upon by the Lender as a basis for determining compliance by the Borrower with its covenants and obligations under the Loan Agreement and the other Loan Documents as of the date of this Certificate.

3.	This Certificate is being delivered in respect of the [Fiscal Year][Fiscal Quarter][monthly period], ending ___________ (the “Relevant Period”).

4.	The representations and warranties contained in Section 8.01 of the Loan Agreement are true and correct on the date of this Certificate with reference to facts subsisting on such date, except to the extent Schedules referenced in the Loan Agreement are updated by schedules attached to this Compliance Certificate, with the same effect as if made on such date except for those representations and warranties which speak to a specific date which shall be true as of such date [except __________________].

5.	[As at or for the Relevant Period, the Borrower is and has been for the Relevant Period in compliance with the financial covenant contained in Section 9.02 of the Loan Agreement.

[The attached quarterly financial statements as at or for the Relevant Period accurately sets out the information therein contained required by Section 9.03(3) of the Loan Agreement.]

[The attached annual financial statements and reports accurately sets out the information therein contained required by Section 9.03(1) of the Loan Agreement.]

6.	For purposes of this Compliance Certificate, the consolidated financial statements of the Borrower as of [most recent date] delivered (or deemed to be delivered in accordance with Section 9.03(3)) pursuant to Section 9.03(1) or 9.03(2) of the Loan Agreement, as the case may be:

(a)	are complete in all material respects and fairly present the results of operations and financial position of the Borrower on a Consolidated Basis as at the date thereof; and

(b)	have been prepared in accordance with IFRS consistently applied except that, in the case of quarterly financial statements, notes to the statements and audit adjustments required by IFRS are not included.

2

Since such date, there has been no condition (financial or otherwise), event or change in the business, liabilities, operations, results of operations, assets or prospects of either of the Borrower, or any of the Guarantors which constitutes or has a Material Adverse Effect.

Capitalized terms in the Loan Agreement which appear herein without definitions shall have the meanings ascribed thereto in the Loan Agreement.

THE METALS ROYALTY COMPANY INC.

By:
Authorized Signatory

SCHEDULE F
LIST OF GUARANTORS

1.	TMCR Operations Inc.

2.	TMCR USA Holdings Inc.

3.	TMCR USA Operations Inc.

SCHEDULE G
AGREEMENT AND ACKNOWLEDGEMENT TO BE BOUND – NEW GUARANTOR

AGREEMENT AND ACKNOWLEDGEMENT TO BE BOUND

DATED:

BETWEEN:

[■]

(hereinafter referred to as the “New Guarantor”)

OF THE FIRST PART

- and -

THE METALS ROYALTY COMPANY INC.

as Borrower

OF THE SECOND PART

- and -

AMERICAN LIFE & SECURITY CORP.,as Lender

(hereinafter referred to as the “Lender”)

OF THE THIRD PART

WHEREAS the Borrower, the Guarantors party thereto and the Lender are parties to a loan agreement made as of May 29, 2026 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Loan Agreement”);

AND WHEREAS the Loan Agreement contemplated that from time to time Persons may become Guarantors thereto;

AND WHEREAS the Lender has consented to the addition of the New Guarantor on condition that the New Guarantor execute and deliver this Acknowledgement and Agreement to be Bound:

NOW THEREFORE, in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which are hereby conclusively acknowledged), the parties hereto agree as follows:

1.	INTERPRETATION

(a)	In this Agreement, including the recitals, capitalized terms used herein and not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

(b)	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

2.	ACKNOWLEDGEMENT AND AGREEMENT TO BOUND

(a)	The New Guarantor hereby acknowledges all of the terms and conditions of the Loan Agreement and agrees to be bound by all of the terms and conditions therein as such Loan Agreement may be amended, modified, supplemented or restated from time to time as if it were an original signatory to the Loan Agreement.

(b)	Schedules F, 8.01(6), 8.01(7), 8.01(9), 8.01(13), 8.01(14), 8.01(19), 8.01(24), 8.01(27)(a) and 8.01(28) of the Loan Agreement are hereby deleted in their entirety and replaced by the schedules attached hereto.

2

3.	LENDER ACKNOWLEDGEMENT

(a)	The Lender hereby consents to and agrees to have the New Guarantor added as a Guarantor pursuant to the Loan Agreement.

4.	GUARANTORS’ COVENANT

(a)	The Borrower, on behalf of the Loan Parties, acknowledges and agrees that the New Guarantor shall be added as a Guarantor and that any necessary changes required to the Loan Agreement as a result of the addition of the New Guarantor shall be made mutatis mutandis.

5.	GENERAL PROVISIONS

(a)	The parties hereto shall from time to time and at all times do all such further acts and things and execute and deliver all such documents as are reasonably required in order to fully perform and carry out the terms of this Agreement.

(b)	The provisions of this Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

(c)	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or by e-mail in PDF format shall be effective as delivery of a manually executed counterpart of this Agreement.

[The remainder of this page is left intentionally blank. The signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative(s) as of the date first written above.

[■], as New Guarantor

Per:
Name:
Title:

Per:
Name:
Title:

AMERICAN LIFE & SECURITY CORP., as Lender

Per:
Name:
Title:

Per:
Name:
Title:

THE METALS ROYALTY COMPANY INC., as Borrower

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE A
REPLACEMENT SCHEDULES

2

SCHEDULE H

Mesabi Management Forecast